UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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FLOWERS FOODS, INC.

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Thomasville, Georgia

April 24, 2009

Dear Shareholder:

I would like to extend an invitation for you to join us at our annual meeting of shareholders on Friday, June 5, 2009 at 11:00 a.m. at the Thomasville Cultural Center in Thomasville, Georgia.

At this year’s meeting, you will vote to:

•	elect three director-nominees to serve for a term of three years;

•	approve the 2001 Equity and Performance Incentive Plan, as amended and restated as of April 1, 2009;

•	approve the Annual Executive Bonus Plan; and

•	ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

Included with the enclosed materials are a notice of the annual meeting and a proxy statement that contains further information about each matter to be voted upon and the meeting itself, including how to listen to the annual meeting on the Internet and different methods to vote your proxy.

Please carefully review the enclosed proxy materials. Your vote is important to us and to our business. I encourage you to sign and return your proxy card, or to use telephone or Internet voting prior to the annual meeting, so that your shares of Flowers Foods common stock will be represented and voted at the annual meeting even if you cannot attend.

I hope to see you in Thomasville.

George E. Deese
Chairman of the Board,
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 5, 2009

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Flowers Foods, Inc. will be held on June 5, 2009 at 11:00 a.m. Eastern Time at the Thomasville Cultural Center, 600 East Washington Street, Thomasville, Georgia, for the following purposes:

(1) to elect three nominees as directors of the company to serve for a term of three years;

(2) to approve the 2001 Equity and Performance Incentive Plan, as amended and restated as of April 1, 2009;

(3) to approve the Annual Executive Bonus Plan;

(4) to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending January 2, 2010; and

(5) to transact any other business as may properly come before the meeting and at any adjournment or postponement thereof;

all as set forth in the proxy statement accompanying this notice.

Only record holders of issued and outstanding shares of our common stock at the close of business on April 3, 2009 are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. A list of such shareholders will be open for examination by any shareholder at the time and place of the annual meeting.

Shareholders can listen to a live audio webcast of the annual meeting on our website at www.flowersfoods.com. This webcast also will be archived on our website.

By order of the Board of Directors,

Stephen R. Avera
Executive Vice President,
Secretary and General Counsel

1919 Flowers Circle
Thomasville, Georgia 31757
April 24, 2009

     A PROXY CARD IS CONTAINED IN THE ENVELOPE IN WHICH THIS PROXY STATEMENT WAS MAILED. SHAREHOLDERS ARE ENCOURAGED TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE MEETING AND TO SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET. YOUR ATTENDANCE AT THE MEETING IS URGED; IF YOU ATTEND THE MEETING AND DECIDE YOU WANT TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

i

ii

FLOWERS FOODS, INC.
1919 Flowers Circle
Thomasville, Georgia 31757

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
JUNE 5, 2009

This proxy statement and the accompanying form of proxy are being furnished to the shareholders of Flowers Foods, Inc. on or about April 24, 2009 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held on June 5, 2009 at 11:00 a.m. Eastern Time at the Thomasville Cultural Center, 600 East Washington Street, Thomasville, Georgia, and any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will:

•	vote to elect three nominees as directors of the company to serve for a term of three years;

•	vote to approve the 2001 Equity and Performance Incentive Plan, as amended and restated as of April 1, 2009;

•	vote to approve the Annual Executive Bonus Plan;

•	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods for the fiscal year ending January 2, 2010; and

•	transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

How does the board of directors recommend that I vote on each proposal?

The board of directors recommends that you vote FOR:

•	the election of the three director-nominees to serve as Class II directors until 2012;

•	the 2001 Equity and Performance Incentive Plan, as amended and restated as of April 1, 2009;

•	the Annual Executive Bonus Plan; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010.

What is a proxy?

A proxy is your legal designation of another person to vote the shares of Flowers Foods common stock you own as of the record date for the annual meeting. If you appoint someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our executive officers as proxies for the annual meeting. These three officers are George E. Deese, our chairman of the board, chief executive officer and president, R. Steve Kinsey, our executive vice president and chief financial officer and Stephen R. Avera, our executive vice president, secretary and general counsel.

Who can vote?

To be eligible to vote, you must have been a shareholder of record of the company’s common stock at the close of business on April 3, 2009, which is the record date for the annual meeting. There were 92,381,786 shares of our common stock outstanding and entitled to vote on the record date.

How many votes do I have?

With respect to each matter to be voted upon at the annual meeting, you are entitled to one vote for each share of common stock you held on the record date for the annual meeting. For example, if you owned 100 shares of our common stock on the record date, you would be entitled to 100 votes for each matter to be voted upon at the annual meeting.

How do I vote?

You can vote in the following ways:

•	Voting by Mail. You may vote by completing and signing the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. The envelope does not require additional postage if you mail it in the United States.

•	Internet Voting. If you have Internet access, you may authorize the voting of your shares from any location in the world by following the “Vote by Internet” instructions set forth on the enclosed proxy card.

•	Telephone Voting. You may authorize the voting of your shares by following the “Vote by Telephone” instructions set forth on the enclosed proxy card.

•	Vote at the Meeting. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the annual meeting.

By executing and returning your proxy (either by returning the enclosed proxy card or by submitting your proxy electronically via the Internet or by telephone), you appoint George E. Deese, R. Steve Kinsey and Stephen R. Avera to represent you at the annual meeting and to vote your shares at the annual meeting in accordance with your voting instructions. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. Any shareholder voting by Internet should understand that there may be costs associated with electronic access, like usage charges from Internet access and telephone or cable service providers, that must be paid by the shareholder.

What if I do not give any instructions on a particular matter described in this proxy statement when voting by mail?

Shareholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of each director-nominee and each matter to be voted on at the annual meeting.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	Signing and delivering to our corporate secretary another proxy with a later date;

•	Giving our corporate secretary a written notice before or at the annual meeting that you want to revoke your proxy; or

•	Voting in person at the annual meeting.

Your attendance at the annual meeting alone will not revoke your proxy.

How do I vote my 401(k) shares?

If you participate in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, by signing and returning your proxy you will direct Mercer Trust Company, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to your account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the Trustee receives voting directions from the 401(k) plan participants. The number of shares you are eligible to vote is based on your balance in the 401(k) plan on the record date for the annual meeting.

Can I vote if my shares are held in “street name?”

If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting is also offered to shareholders who own their Flowers Foods shares through certain banks and brokers.

What constitutes a quorum?

The holders of at least a majority of the shares of our common stock entitled to vote at the annual meeting are required to be present in person or by proxy to constitute a quorum for the transaction of business.

Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied but will not be included in vote totals and will not affect the outcome of the vote. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes cast by all shareholders present in person or represented by proxy at the meeting, whether those shareholders vote for or against the proposals, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast.

What vote is required for each matter to be voted upon at the annual meeting?

Once a quorum has been established, with respect to the election of Directors (Proposal I), the three director-nominees receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. The affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy is required to approve the Amended and Restated 2001 Equity and Performance Incentive Plan, (Proposal II) and the Annual Executive Bonus Plan (Proposal III) and to ratify the appointment of our independent auditors for fiscal 2008 (Proposal IV).

Will any other business be conducted at the annual meeting or will other matters be voted on?

Our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, the persons named as proxies, Messrs. Deese, Kinsey and Avera, will exercise their judgment in deciding how to vote or otherwise act at the annual meeting with respect to that matter or proposal.

Where can I find the voting results from the annual meeting?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009, which we expect to file with the Securities and Exchange Commission (“SEC”) on or about August 27, 2009.

How and when may I submit a shareholder proposal for the 2010 annual meeting?

For information on how and when you may submit a shareholder proposal for the 2010 annual meeting, please refer to the section entitled “Shareholder Proposals” in this proxy statement.

Who pays the costs of soliciting proxies?

We will pay the cost of soliciting proxies. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of votes for a fee of $10,000, plus out-of-pocket expenses. In addition, our directors and officers may solicit proxies in person, by telephone or facsimile but will not receive additional compensation for these services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

How can I obtain an Annual Report on Form 10-K?

A copy of Flowers Foods’ Annual Report, which includes our Form 10-K and our financial statements for the fiscal year ended January 3, 2009, is being mailed with this proxy statement to all shareholders entitled to vote at the meeting. The Annual Report does not form any part of the material for the solicitation of proxies.

The notice of the annual meeting, the proxy statement and the Annual Report are also available on the Internet at www.proxyvote.com. You may also receive a copy of the annual report free of charge by sending a written request to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Investor Relations Department.

If I cannot attend the annual meeting, will a webcast be available on the Internet?

Shareholders can listen to a live audio webcast of the annual meeting over the Internet on the company’s website at www.flowersfoods.com. This webcast also will be archived on the site.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement and does not form any part of the materials used for the solicitation of proxies.

Can I elect to receive my proxy statement and Annual Report electronically?

Yes. Follow the “Vote by Internet” instructions on the enclosed proxy card. On the proxy voting website, you will be prompted to elect whether or not you wish to receive future proxy statements and annual reports electronically. Enter a valid e-mail address and you will no long receive paper versions of these documents. Alternatively, you may call our shareholder relations specialist at (229) 226-9110 for assistance.

Who should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Marta J. Turner, our executive vice president of corporate relations, at the above address or by calling (229) 226-9110.

PROPOSAL I

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with Class I and Class III consisting of four members and Class II consisting of three members. The directors in each class serve for a term of three years. Directors are elected annually to serve until the expiration of the term of their class or until their successors are elected and qualified. Background information concerning each of our director-nominees and the incumbent directors is provided below.

The following nominees are proposed for election in Class II, to serve until 2012:

•	Joe E. Beverly

•	Amos R. McMullian

•	J.V. Shields, Jr.

Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above to serve for the terms indicated or until their successors are elected and have been duly qualified. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors. However, our board of directors has no reason to believe that any nominee will not be able to serve if elected.

Class II Director-Nominees

Joe E. Beverly, age 67, has been chairman of the board of directors of Commercial Bank in Thomasville, Georgia, a wholly-owned subsidiary of Synovus Financial Corp. (NYSE), a financial services company, since 1989. He is also the retired vice chairman of the board of directors of Synovus Financial Corp, and is an advisory director of Synovus Financial Corp. He was president of Commercial Bank from 1973 to 1989. Mr. Beverly has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from August 1996 until March 2001.

Amos R. McMullian, age 71, chairman emeritus of Flowers Foods, retired as chairman of the board of directors of Flowers Foods effective January 1, 2006, a position he had held since November 2000. He previously served as chief executive officer of Flowers Foods from November 2000 to January 2004. Mr. McMullian previously served as chairman of the board of directors of Flowers Industries, Inc. from 1985 until March 2001 and as its chief executive officer from 1981 until March 2001.

J.V. Shields, Jr., age 71, has been chairman of the board of directors and chief executive officer of Shields & Company, a New York diversified financial services company and member of the New York Stock Exchange, Inc., since 1982. Mr. Shields also is the chairman of the board of directors and chief executive officer of Capital Management Associates, Inc., a registered investment advisor, and the chairman of the board of trustees of The BBH Funds, the Brown Brothers Harriman mutual funds group. He has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from March 1989 until March 2001.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR ALL OF THE ABOVE DIRECTOR-NOMINEES

Incumbent Directors

Class I Directors Serving Until 2011

Benjamin H. Griswold, IV, age 68, is partner and chairman of Brown Advisory. Mr. Griswold retired in February 2005 as senior chairman of Deutsche Bank Securities, a position he had held since 1999. Prior to that time, Mr. Griswold held several positions with Alex. Brown & Sons, ultimately being elected the firm’s chairman of the board. Following the merger of Alex. Brown and Bankers Trust New York, he became senior chairman of BT Alex. Brown, which was acquired by Deutsche Bank in 1999. Mr. Griswold also served on the board of the New York Stock Exchange, completing his term in 1999. He currently serves on the board of directors of WP Carey, LLC (NYSE) and The Black & Decker Corporation (NYSE) and as a trustee of Johns Hopkins University. Mr. Griswold joined our board of directors in February 2005.

Joseph L. Lanier, Jr., age 77, formerly served as chairman of the board of directors of Dan River Inc., a Danville, Virginia textile company. He retired from this position effective August 21, 2006. He remained a consultant to the company until December 31, 2006. Mr. Lanier retired as chief executive officer of Dan River in February 2005, a position he had held since 1989. He is also a director of Alliance One (NYSE) and Torchmark Corp. (NYSE). Mr. Lanier has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from 1977 until March 2001.

Jackie M. Ward, age 70, is the retired chief executive officer & chairman of the board of directors of Computer Generation Incorporated, a telecommunications company based in Atlanta, Georgia that she co-founded, from 1968 until it was acquired by Intec in December 2000. She is also a director of Bank of America Corporation (NYSE), Sanmina-SCI Corporation (NASDAQ), WellPoint, Inc. (NYSE) and SYSCO Corporation (NYSE). Ms. Ward has served as a director of Flowers Foods since March 2001 and she previously served as a director of Flowers Industries, Inc. from March 1999 until March 2001.

C. Martin Wood III, age 65, has been a partner in Wood Associates, a private investment firm, since January 2000. He retired as senior vice president and chief financial officer of Flowers Industries, Inc. on January 1, 2000, a position that he had held since 1978. Mr. Wood has served as a director of Flowers Foods since March 2001 and he previously served on the Flowers Industries, Inc. Board of Directors, from 1975 until March 2001.

Class III Directors Serving Until 2010

Franklin L. Burke, age 67, has been a private investor since 1991. He is the former senior executive vice president and chief operating officer of Bank South Corp., an Atlanta, Georgia banking company, and the former chairman and chief executive officer of Bank South, N.A., the principal subsidiary of Bank South Corp. He has served as a director of Flowers Foods since March 2001. Mr. Burke previously served as a director of Flowers Industries, Inc. from 1994 until March 2001 and as a director of Keebler Foods Company from 1998 until March 2001.

George E. Deese, age 63, has been chief executive officer and President of Flowers Foods since January 2004 and chairman of the board since January 1, 2006. Previously, he served as president and chief operating officer of Flowers Foods from May 2002 to January 2004 and as president and chief operating officer of Flowers Bakeries, the company’s core business division, from 1983 to May 2002. Mr. Deese joined the company in 1964. He is a board member of the Grocery Manufacturers of America (GMA), and serves as a trustee of the Georgia Research Alliance. Mr. Deese previously served as chairman of the American Bakers Association (ABA) and on the ABA board and executive committee. He previously served as vice chairman of the board for Quality Bakers of America (QBA) and as a member of the QBA board for 15 years.

Manuel A. Fernandez, age 62, has been the managing director of SI Ventures, a venture capital firm, since 1998 and chairman emeritus of Gartner, Inc., a leading information technology research and consulting company, since 2001. Prior to his present positions, Mr. Fernandez was chairman, president, and chief executive officer of Gartner. Previously, he was president and chief executive officer at Dataquest, Inc., Gavilan Computer Corporation, and Zilog Incorporated. He has served as a director of Flowers Foods since January 2005. Mr. Fernandez also serves on the board of directors of Brunswick Corporation (NYSE), The Black & Decker Corporation (NYSE) and SYSCO Corporation (NYSE) where Mr. Fernandez serves as the Non-Executive Chairman of the Board.

Melvin T. Stith, Ph.D., age 62, is dean of the Whitman School of Management at Syracuse University in New York. From 1991 to November 2004, he was dean of the College of Business at Florida State University in Tallahassee and the Jim Moran Professor of Business Administration. He also is a director of Synovus Financial Corp. (NYSE). He has served as a director of Flowers Foods since July 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table lists information regarding the ownership of our common stock by the only non-affiliated individuals, entities or groups known to us to be the beneficial owner of more than 5% of our common stock:

	Amount and Nature
	of Beneficial	Percent
Name and Address of Beneficial Owner	Ownership(1)	of Class(2)

Barclays Global Investors, NA	6,458,607	6.99%
400 Howard Street, San Francisco, CA 94105

(1)	The beneficial ownership reported in the table above is based upon filings with the SEC.

(2)	Percent of class is based upon the number of shares of Flowers Foods common stock outstanding on April 3, 2009.

Share Ownership of Certain Executive Officers, Directors and Director-Nominees

The following table lists information as of April 3, 2009 regarding the number of shares owned by each director, each director-nominee, each executive officer listed on the summary compensation table included later in this proxy statement and by all of our directors, director-nominees and executive officers as a group:

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

Stephen R. Avera	198,381	(2)	*
Joe E. Beverly	138,974	(3)	*
Franklin L. Burke	80,118	(4)	*
George E. Deese	1,347,670	(5)	1.46%
Manuel A. Fernandez	9,472		*
Benjamin H. Griswold, IV	62,311	(6)	*
R. Steve Kinsey	107,079	(7)	*
Joseph L. Lanier, Jr.	147,617	(8)	*
Gene D. Lord	301,045	(9)	*
Amos R. McMullian	2,030,764		2.20%
J. V. Shields, Jr.	6,900,363	(10)	7.47%
Allen L. Shiver	238,551	(11)	*
Melvin T. Stith, Ph.D.	15,491		*
Jackie M. Ward	71,537	(12)	*
C. Martin Wood III	3,471,814	(13)	3.76%
All Directors, Director-Nominees and Executive Officers as a Group (15 persons)	15,121,187		16.37%

*	Represents beneficial ownership of less than 1% of Flowers Foods common stock

(1)	Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his or her name.

(2)	Includes (i) performance-contingent restricted stock awards of 16,700 shares all of which are subject to forfeiture (ii) unexercised stock options for 26,175 shares and (iii) 300 shares owned by Mr. Avera’s spouse as custodian for their minor children and 34,787 shares held by a trust of which Mr. Avera is a co-trustee, as to which shares Mr. Avera disclaims any beneficial ownership.

(3)	Includes 46,554 shares owned by the spouse of Mr. Beverly, as to which shares Mr. Beverly disclaims any beneficial ownership.

(4)	Includes 11,670 shares owned by the spouse of Mr. Burke, over which Mr. Burke and his spouse share investment authority.

(5)	Includes (i) 22,356 shares owned by the spouse of Mr. Deese, as to which Mr. Deese disclaims any beneficial ownership and (ii) performance-contingent restricted stock awards of 113,650 shares all of which are subject to forfeiture and (iii) unexercised stock options for 153,900 shares.

(6)	Includes 2,250 shares owned by the spouse of Mr. Griswold, as to which Mr. Griswold disclaims any beneficial ownership.

(7)	Includes (i) unexercised stock options for 70,162 shares and (ii) performance-contingent restricted stock awards of 16,000 shares all of which are subject to forfeiture.

(8)	Includes (i) 8,958 shares held by the spouse of Mr. Lanier, as to which Mr. Lanier disclaims any beneficial ownership and (ii) 63,614 shares held by a limited partnership in which Mr. Lanier and his spouse are the general partners, as to which Mr. Lanier disclaims any beneficial ownership.

(9)	Includes performance-contingent restricted stock awards of 23,000 shares all of which are subject to forfeiture and unexercised stock options for 34,725 shares.

(10)	Includes unexercised stock options for 50,625 shares. Also includes (i) 3,275,826 shares held by investment advisory clients of Capital Management Associates, Inc., of which Mr. Shields is chairman of the board of directors and chief executive officer, and (ii) 3,477,361 shares owned by the spouse of Mr. Shields, as to which Mr. Shields disclaims any beneficial ownership. Mr. Shields’ business address is Shields & Company, 140 Broadway, New York, NY 10005.

(11)	Includes performance-contingent restricted stock awards for 19,725 shares and unexercised stock options for 34,725 shares. Also includes 6,750 shares held by Mr. Shiver as custodian for his minor children and 1,972 shares held by the spouse of Mr. Shiver, as to which shares Mr. Shiver disclaims any beneficial ownership.

(12)	Includes 187 shares held by Ms. Ward’s spouse as to which Ms. Ward disclaims any beneficial ownership.

(13)	Includes 51,940 shares held by a trust of which Mr. Wood is co-trustee and 2,901,277 shares owned by the spouse of Mr. Wood, as to which shares Mr. Wood disclaims any beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of our records and written representations by the persons required to file these reports, all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC were timely filed in fiscal 2008 by directors and executive officers with the following exceptions. Due to administrative error, a late Form 4 was filed on March 19, 2008 to report a transfer of shares of our common stock held by Mr. Lanier’s spouse into a family limited partnership. Due to administrative error, a late Form 4 was filed on April 21, 2008 to report certain gifts of our common stock made by Mr. Wood. Due to administrative error, late Form 4s were filed on February 7, 2007 and then amended Form 4s were filed on June 17, 2008 to report the conversion by Messrs. Burke, Fernandez and Shields and Ms. Ward of their annual cash retainers to deferred stock.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is essential to ensure that our company is effectively managed for the long-term benefit of our shareholders. We have thoroughly reviewed our corporate governance policies and practices and compared them with those recommended by corporate governance advisors and the practices of other publicly-held companies.

Based upon this review we have adopted the following corporate governance documents:

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Corporate Governance Committee Charter

•	Finance Committee Charter

•	Code of Business Conduct and Ethics for Officers and Members of the Board of Directors

•	Stock Ownership Guidelines for Executive Officers and Non-Employee Directors

•	Flowers Foods, Inc. Employee Code of Conduct

You can access the full text of all these corporate governance documents on our website at www.flowersfoods.com by clicking on the “Investor Center” tab and selecting “Corporate Governance.” You can also receive a copy of these documents by writing to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attn: Investor Relations Dept.

Determination of Independence

Pursuant to our corporate governance guidelines, the nominating/corporate governance committee and the board of directors are required to annually review the independence of each director and director-nominee. During this review, transactions and relationships among each director or any member of his or her immediate family and the company are considered, including, among others, all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and those reported in this proxy statement under “Transactions with Management and Others.” In addition, transactions and relationships among directors or their affiliates and members of senior management and their affiliates are examined. The purpose of this annual review is to determine whether each director meets the applicable criteria for independence in accordance with the New York Stock Exchange Listed Company Manual (“NYSE Rules”) and our corporate governance guidelines. Only those directors who meet the applicable criteria for independence and the board of directors affirmatively determines have no direct or indirect material relationship with the company will be considered independent directors.

As part of our corporate governance guidelines, we have adopted categorical standards which provide that certain relationships will be considered material relationships and will preclude a director’s independence. The standard we have adopted for determining director independence is that an “independent” director is one who:

•	has not been employed by the company or any of its subsidiaries or affiliates, or whose immediate family member has not been employed as an executive officer by the company, within the previous three years;

•	does not, or whose immediate family member does not, receive more than $120,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service (such person is presumed not to be “independent” until three years after he or she (or their immediate family member) ceases to receive more than $120,000 per year in such compensation); provided that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered;

•	is not affiliated with or employed by, or whose immediate family is not affiliated with or employed, in a professional capacity by, a present or former internal or external auditor of the Company (such person is not “independent” until three years after the end of either the affiliation or the auditing relationship);

•	is not employed, or whose immediate family member is not employed, as an executive officer of another company where any of the company’s present executives serve on that company’s compensation committee (such person is not “independent” until three years after the end of such service or the employment relationship); and

•	is not a current employee, or whose immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The nominating/corporate governance committee and the board of directors conducted the required annual independence review in February 2009. Upon the recommendation of the nominating/corporate governance committee, the board of directors affirmatively determined that a majority of our directors and director-nominees are independent of the company and its management as required by the NYSE Rules and the corporate governance guidelines. Messrs. Beverly, McMullian and Shields are independent directors and director-nominees. Messrs. Burke, Fernandez, Griswold, Lanier, Stith and Wood and Ms. Ward are independent directors. Mr. Deese is considered an inside director because he is currently an executive officer of our company. Each director and director-nominee abstained from voting as to themselves.

The foregoing discussion of director independence is applicable only to service as a member of the board of directors, the compensation committee and the nominating/corporate governance committee. Additional guidelines apply to the members of the audit committee under applicable law and NYSE Rules.

Presiding Director

Pursuant to the corporate governance guidelines, the board of directors created the position of “presiding director,” whose primary responsibilities are to preside over periodic executive sessions of the board of directors in which management directors and other members of management do not participate and to:

•	serve as the liaison between the chairman of the board and the outside, independent directors of the company;

•	oversee information sent by the company to the members of the board of directors;

•	review meeting agendas and schedules for the board of directors;

•	call meetings of the independent directors; and

•	be available for consultation and director communication with shareholders.

Each year at the meeting of the board of directors following the annual meeting, a presiding director is appointed among the independent directors to serve until the company’s annual meeting of shareholders the following year. On May 30, 2008, Joseph L. Lanier, Jr. was appointed to serve as the presiding director until June 5, 2009.

The Board of Directors and Committees of the Board of Directors

In accordance with the company’s amended and restated bylaws, the board of directors has set the number of members of the board of directors at eleven. The board of directors held seven meetings in fiscal 2008. During fiscal 2008, no incumbent director attended fewer than 75% of the aggregate of:

•	The total number of meetings of the board of directors held during the period for which he or she has been a director; and

•	the total number of committee meetings held by all committees of the board on which he or she served during the periods that he or she served.

Our board of directors has established several standing committees: an audit committee, a nominating/corporate governance committee, a compensation committee and a finance committee. The board of directors has adopted a written charter for each of these committees, all of which are available on the company’s website at www.flowersfoods.com.

The following table describes the current members of each of the committees and the number of meetings held during fiscal 2008:

Nominating/
Corporate
	Audit	Governance	Compensation	Finance
	Committee	Committee	Committee	Committee

Joe E. Beverly*	X			X
Franklin L. Burke*	Chair			X
George E. Deese
Manuel A. Fernandez*		X	Chair
Benjamin H. Griswold IV*	X			X
Joseph L. Lanier, Jr.*		X	X
Amos R. McMullian*
J.V. Shields, Jr.*		X		X
Melvin T. Stith*			X	X
Jackie M. Ward*		Chair	X
C. Martin Wood III*	X			Chair

Number of Meetings	9	4	5	4

*	Independent Directors

Audit Committee

Under the terms of the audit committee charter, the audit committee represents and assists the board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the company’s internal audit function and the independent registered public accounting firm.

The audit committee’s authorities and duties include:

•	responsibility for overseeing our financial reporting process on behalf of the board of directors;

•	direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent registered public accounting firm employed by the company, which reports directly to the committee, and sole authority to pre-approve all services to be provided by the independent auditor;

•	review and discussion of our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm;

•	review of the internal audit function’s organization, plans and results and of the qualifications and performance of our independent registered public accounting firm (our internal audit function and its compliance officer report directly to the audit committee);

•	review with management the effectiveness of our internal controls;

•	review with management any material legal matters and the effectiveness of our procedures to ensure compliance with our legal and regulatory responsibilities;

•	discussion of guidelines and policies with respect to risk assessment and risk management to assess and manage the company’s exposure to risk; and

•	oversight of the company’s enterprise risk management activities (“ERM”), with the full understanding that responsibility for ERM continues to be shared by the entire board of directors and all directors have the authority and obligation to scrutinize the company’s ERM efforts.

The board of directors has determined that all audit committee members are “independent” as defined by the NYSE Rules and under SEC rules and regulations. The board of directors has also determined that Mr. Wood is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). Each member of the audit committee is financially literate, knowledgeable and qualified to review financial statements.

Nominating/Corporate Governance Committee

Under the terms of its charter, the nominating/corporate governance committee is responsible for considering and making recommendations to the board of directors with regard to the function and needs of the board, and the review and development of our corporate governance guidelines. In fulfilling its duties, the nominating/corporate governance committee shall:

•	receive identification of individuals qualified to become board members;

•	select, or recommend that the board select, the director-nominees for our next annual meeting of shareholders;

•	evaluate incumbent directors;

•	develop and recommend corporate governance principles applicable to the company;

•	review possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts;

•	make recommendations to the board regarding the independence of each director;

•	review director compensation;

•	oversee the evaluation of the board and management; and

•	perform any other duties and responsibilities delegated to the committee from time to time.

Our board has determined that all members of the nominating/corporate governance committee are “independent” as defined by the NYSE Rules and our corporate governance guidelines. For information relating to nomination of directors by shareholders, please see “Selection of Director-Nominees.”

Compensation Committee

Under the terms of its charter, the compensation committee has overall responsibility for evaluating and approving the company’s compensation plans, policies and programs. The compensation committee’s primary functions are to:

•	review and approve corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of these goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board), determine and approve our chief executive officer’s compensation level based on this evaluation;

•	make recommendations to the board with respect to non-chief executive officer compensation, incentive-compensation plans and equity-based plans;

•	administer equity-based incentive plans and other plans adopted by the board that contemplate administration by the compensation committee;

•	oversee regulatory compliance with respect to compensation matters;

•	review employment agreements, severance agreements and any severance or other termination payments proposed with respect to any of our executive officers; and

•	produce a report on executive compensation for inclusion in our proxy statement for the annual meeting of shareholders.

Our board has determined that all members of the compensation committee are “independent” as defined by the NYSE Rules and our corporate governance guidelines.

Finance Committee

The primary functions of the finance committee are to:

•	make recommendations to the board of directors with respect to the approval, adoption and any significant amendment to all of the company’s defined benefit and defined contribution plans and trusts (the “retirement plans”);

•	oversee the administration of the retirement plans and approve the selection of any third-party administrators;

•	review and employ managers to review the investment results of the retirement plans and the investment policies of the retirement plans and monitor and adjust the asset allocations of the retirement plans;

•	oversee, in consultation with management, regulatory and tax compliance matters with respect to the retirement plans; and

•	make recommendations to the board of directors with respect to management’s capital expenditure plans and other uses of the company’s cash flows (including the financial impact of stock repurchases, acquisitions and the payment of dividends), the company’s credit facilities, commodities hedging and liquidity matters.

Relationships Among Certain Directors

J.V. Shields, Jr. and C. Martin Wood III are married to sisters.

Attendance at Annual Meetings

In accordance with our corporate governance guidelines, directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and meetings of the committees on which they serve and to devote the time necessary to appropriately discharge their responsibilities. Aside from these requirements, the company does not maintain a formal policy for attendance by directors at annual meetings of shareholders. However, all of our directors attended the annual meeting of shareholders held on May 30, 2008.

Selection of Director-Nominees

The nominating/corporate governance committee identifies and considers director candidates recommended by its members and other board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective director-nominee for the committee’s consideration should submit the candidate’s name and qualifications to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Executive Vice President, Secretary and General Counsel. The nominating/corporate governance committee will also consider whether to recommend for nomination any person identified by a shareholder pursuant to the provisions of our amended and restated bylaws relating to shareholder nominations. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominees of the nominating/corporate governance committee.

The nominating/corporate governance committee believes that any director-nominee must meet the director qualification criteria set forth in our corporate governance guidelines before it could recommend such director-nominee for election to the board of directors. These factors include:

•	integrity and demonstrated high ethical standards;

•	the ability to express opinions, raise tough questions and make informed, independent judgments;

•	experience managing or operating public companies;

•	knowledge, experience and skills in at least one specialty area;

•	ability to devote sufficient time to prepare for and attend board of directors meetings;

•	willingness and ability to work with other members of the board of directors in an open and constructive manner;

•	ability to communicate clearly and persuasively; and

•	diversity in background, personal and professional experience, viewpoints or other demographics.

The nominating/corporate governance committee considers these factors as it deems appropriate, as well as other factors it determines are pertinent in light of the current needs of the board of directors. The nominating/corporate governance committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible director-nominees.

Shareholder & Other Interested Party Communication with Directors

The board of directors will give proper attention to written communications that are submitted by shareholders and other interested parties and will respond if appropriate. Shareholders and other interested parties interested in communicating directly with the board of directors as a group, the independent, non-management directors as a group or any individual director may do so by writing to Presiding Director, Flowers Foods Inc., 1919 Flowers Circle, Thomasville, GA 31757. Absent circumstances contemplated by committee charters, the chair of the nominating/corporate governance committee and the presiding director, with the assistance of our executive vice president, secretary and general counsel will monitor and review all correspondence from shareholders and other interested parties and provide copies or summaries of such communications to other directors as they deem appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Generally

Objectives of Executive Compensation

The primary objective of our executive compensation program is to attract, retain and motivate qualified executives necessary for the future success of the company and the maximization of shareholder value. Our compensation program is designed to motivate our executives by rewarding them for the achievement of specific annual, long-term and strategic goals of the company. Moreover, the program aligns our executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. Finally, we strive to foster a sense of ownership among our executives and our directors by requiring them to own certain amounts of our common stock.

The compensation committee evaluates both performance and compensation to ensure that (i) the company maintains its ability to attract and retain the most qualified executives; (ii) each executive’s compensation remains competitive relative to the compensation paid to similarly situated executives in comparable companies and (iii) each of the company’s primary objectives with respect to compensation is being fulfilled. To that end, the compensation committee believes that an effective compensation program should include three primary components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, primarily through stock-based compensation.

Certain retirement and other post-employment benefits are also included in the executives’ compensation package. In addition, see the section entitled “Potential Payments Upon Termination or Change in Control” of this proxy statement for details on payments and benefits payable (or realizable) upon termination of employment and a change in control of the company. Perquisites are not a significant part of our executive compensation program.

Each element of our compensation program is described in greater detail below, including a discussion of why the company chooses to pay each element, how we determine the amount of each element to pay and how each element and the company’s decisions regarding that element fit into our overall compensation objectives.

Amounts of salary and non-equity compensation, equity compensation, and other compensation expressed as a percentage of total compensation for each of the executive officers set forth in the Summary Compensation Table (the “Named Executives”) for the fiscal year ended January 3, 2009 were:

		Non-Equity
		Comp.	Equity	Other Comp.
Name and Principal Position	Salary Percentage	Percentage	Comp. Percentage	Percentage	Total%

George E. Deese	19%	25%	53%	3%	100%
Chairman of the Board, Chief Executive Officer and President
R. Steve Kinsey	40%	30%	26%	4%	100%
Executive Vice President and Chief Financial Officer
Gene D. Lord	31%	25%	38%	6%	100%
Executive Vice President and Chief Operating Officer
Allen L. Shiver	32%	26%	37%	5%	100%
Executive Vice President and Chief Marketing Officer
Stephen R. Avera	34%	27%	35%	4%	100%
Executive Vice President, Secretary and General Counsel

The objectives of our executive compensation program are accomplished through a balance of pay components that are competitive with market practice and place greater emphasis on incentive compensation (non-equity and equity-based incentives), which focuses our executives on long-term performance and helps to align their interests with those of our shareholders. Approximately 56% to 78% of the annual total direct compensation opportunity for the Named Executives in fiscal 2008 was linked to the achievement of predefined performance criteria in accordance with our Annual Executive Bonus Plan and Equity Performance Incentive Plan. Cash bonuses accounted for approximately 25% to 30% of the Named Executives’ compensation in 2008, while long-term incentive awards (i.e., stock options and restricted stock) accounted for approximately 26% to 53% of the mix in 2008.

Role of Executive Officers in Compensation Decisions

The compensation committee of the board of directors, which is comprised entirely of independent directors, has overall responsibility for evaluating, analyzing and approving the company’s compensation plans, policies and programs. In addition, the chief executive officer consults with and advises the compensation committee with respect to the company’s compensation philosophy and makes recommendations to the compensation committee regarding the compensation of the other executive officers. All recommendations of the chief executive officer to the compensation committee regarding compensation of executive officers are independently evaluated by the committee. The chief financial officer, or his designee, assists the compensation committee in understanding the key drivers of company performance, particularly those measures used in our bonus and long-term incentive plans and also provides the compensation committee with regular updates on company performance as it relates to certain performance measures used in our bonus and long-term incentive plans.

The compensation committee engages Towers Perrin as its sole independent compensation consultant, and no other outside consultants are utilized by the compensation committee with respect to compensation advisory services. In 2008, Towers Perrin provided no other services to the company other than executive and director compensation advisory services, retirement consulting and actuarial valuation services. At the compensation committee’s request, Towers Perrin evaluates the competitiveness of the base salaries, annual bonuses and long-term incentives awarded to the company’s Named Executives, provides competitive market data on new compensation arrangements and provides an opinion on the reasonableness of such arrangements. Towers Perrin attends compensation committee meetings at the committee’s request and is available to provide guidance to the compensation committee on compensation questions and issues as they arise.

Compensation Benchmarking

Because there are not many food companies the size of Flowers Foods, a specific set of peer companies is not used for market compensation comparisons; rather, market pay rates (i.e. base salary, bonus and long-term incentives) are based on currently available food industry and general industry peers’ pay data from published survey data available to Towers Perrin. We use an average of food industry and general industry survey data (the “Relevant Market Sector”) when making market comparisons, and the data is adjusted to reflect pay for companies with annual revenues comparable to the company.

Companies used for benchmarking comparisons are based on published survey data available to Towers Perrin. For 2008, the food and general industry peer groups used for benchmarking purposes were from the Towers Perrin Executive Compensation Database, Watson Wyatt Top Management Compensation Report and the Mercer Executive Compensation Survey.

Food industry data were used from the following surveys and were comprised of the following companies:

Towers Perrin Execution Compensation Database — Food & Beverage Companies

ACH Food Companies, Inc.
Altria Group, Inc.
Bob Evans Farms, Inc.
Bush Brothers & Company
Campbell Soup Company
Chiquita Brands International Inc.
The Coca-Cola Company
The Dannon Company
Dean Foods Company
Diageo North America
Ferrero USA	General Mills, Inc.
Gorton’s Fresh Seafood
The Hershey Company
Hormel Foods Corporation
The J M Smucker Company
Jack in the Box, Inc.
Kellogg Company
Land O’Lakes, Inc.
Molson Coors Brewing Company
Nestle USA
PepsiAmericas, Inc.	PepsiCo, Inc. Ralcorp Holdings Rich Products Corporation Sara Lee Corporation Schreiber Foods, Inc. The Schwan Food Company Sodexho U.S. Foodservice, Inc. Vistar Corporation Wm. Wrigley Jr. Company

Watson Wyatt Top Management Compensation Report — Food & Kindred Products

Altria Group, Inc.
American Dehydrated Foods Inc.
Anheuser-Busch Companies, Inc.
Archer Daniels Midland Company
Brown-Forman Corporation
Bunge LTD
Chiquita Brands International, Inc.
The Coca-Cola Company
Coca Cola Bottling Co Consolidated
Coca-Cola Enterprises Inc.
Dawn Food Products
Dean Foods Company
Del Monte Foods Company
Farmland Foods Inc.
Foster Poultry Farms	Grande Cheese Company
The Hershey Company
Interstate Bakeries
The J M Smucker Company
J R Simplot Company
Kellogg Company
Keystone Foods Corporation
Kraft Foods, Inc.
Lance Inc.
Little Lady Foods
Mars North America
Molson Coors Brewing Company
Nature’s Sunshine Products Inc.
Pepsi Bottling Group, Inc.	PepsiAmericas, Inc.
PepsiCo, Inc.
Piantedosi Baking Company
Quality Ingredients Corporation
Reynolds American, Inc.
RiceTec Inc.
Seaboard Corp.
Sealed Air Corp.
Sensient Technologies Corp.
The Solae Company
Tastefully Simple
The Topps Company Inc.
UST Inc.
Ventura Foods, LLC
Wells’ Dairy, Inc.

In addition, general industry data were used from the following surveys to capture the broadest possible market perspective:

—	Towers Perrin Executive Compensation Database:	783 companies
—	Watson Wyatt Top Management Compensation Report:	2,206 companies
—	Mercer Executive Compensation Survey:	2,579 companies

The market data obtained from the companies above are regressed to reflect the respective Named Executive’s scope of revenue responsibility. The Relevant Market Sector is the simple average of the regressed food industry and general industry market rates. The compensation committee together with Towers Perrin, the company’s independent compensation consultant, conducted a benchmark analysis of chief executive officer compensation and the compensation of the other Named Executives, which included the companies in the Relevant Market Sector and set compensation for the Named Executives to approximate the 50th percentile of the Relevant Market Sector. The compensation committee generally seeks to establish that each element of the Named Executives’ compensation (salaries, bonus and long-term incentive awards) should approximate the 50th percentile of the Relevant Market Sector because it is their intention to set executive salaries high enough to be competitive and to attract and retain a strong motivated leadership team but not so high that it creates negative perception among other constituencies. The compensation committee, with input from Towers Perrin, concluded that the proposed compensation level and the proposed performance objectives under the company’s incentive and equity compensation plans for each Named Executive was within the competitive practice for similarly situated executives in similarly situated companies. In addition, the compensation committee concluded the total compensation of the Named Executives was competitive with similarly situated positions at comparable companies and was appropriate to meet the company’s goal to retain each Named Executive and to align his interests with those of its shareholders.

Cash Compensation

Base Salary

We base our approach to executive compensation on a strong belief in pay for performance. Base salary represents the fixed and recurring part of an executive’s annual compensation and is intended to reward experience and expertise, functional progression (i.e. the executive’s series of work experiences, duties and accountabilities relevant to the current position held), career development, skills and competencies. We have established a system of tiered salary grades, and executives are assigned an appropriate salary grade considering the position’s internal value as well as external comparisons to relevant positions in published compensation surveys as provided by Towers Perrin.

Named Executives’ base salaries are related to a salary grade structure, which, in turn, is developed on a rational basis that examines both (i) external competitive market base salaries, as determined through benchmarking analysis and (ii) the internal relationships (i.e., value and progression) of these positions. With respect to the position’s “internal value,” we have developed salary grades on the basis that a given position is at least one salary grade below that of the supervising position, which is the only weight assigned to internal value in establishing the salary grades. We periodically make adjustments to the base salaries based on the factors discussed above as well as the performance of the respective Named Executive.

Individual salaries for executives that report directly to the chief executive officer are subject to approval by the compensation committee after consideration of the recommendations submitted by the chief executive officer. The chief executive officer’s salary is subject to approval by the compensation committee and the board of directors. Base salaries for all Named Executives are reviewed annually by the compensation committee, the board of directors and Towers Perrin based on the criteria described above.

Annual Executive Bonus Plan

Our Annual Executive Bonus Plan (the “Bonus Plan”) provides for an annual incentive bonus to reward performance as measured over the company’s fiscal year. Prior to the beginning of each fiscal year, the compensation committee establishes target bonus levels, which are expressed as a percentage of each executive’s base salary (the “Target Bonus Percentage”), for the executives who have been designated as participants in the Bonus

Plan. The compensation committee generally sets the target bonus percentages at the 50th percentile of the Relevant Market Sector. Based upon performance projections presented by management, the compensation committee sets a target performance goal (the “EBITDA Goal”). We currently use earnings before interest, taxes, depreciation and amortization (“EBITDA”) as the performance measure in the Bonus Plan for all participating employees, including the Named Executives, because we believe that EBITDA is a useful tool for managing the operations of our business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. A bonus is awarded to participating executives based on the following formula:

•	the participating executive’s base salary; multiplied by

•	the Target Bonus Percentage; multiplied by

•	a percentage equal to the company’s actual EBITDA for the fiscal year divided by the EBITDA Goal (the “Bonus Percentage”).

If actual EBITDA is equal to the EBITDA Goal, the resulting Bonus Percentage is 100%. If actual EBITDA is less than the EBITDA Goal, the applicable Bonus Percentage will drop by 5% for every 1% by which actual EBITDA is less than the EBITDA Goal. If actual EBITDA exceeds the EBITDA Goal, the Bonus Percentage will increase by 5% for every 1% by which the actual EBITDA exceeds the EBITDA Goal. An executive’s bonus payment may not exceed 150% of the executive’s base salary and may not exceed $1.5 million. The Bonus Percentage is zero if actual results are 80% or less of the EBITDA Goal. This mechanism provides motivation for the executive to continue to strive for improved company performance in any given fiscal year, regardless of the fact that the goals may, or may not, be obtained. The 2008 EBITDA Goal was $227.7 million, and that goal was exceeded by the company. The company does not pay bonuses under the Bonus Plan to any employee until such time as the compensation committee has certified that the EBITDA Goal has been met and the Annual Report on Form 10-K for the applicable fiscal year has been filed with the SEC.

The bonuses paid to the Named Executives for 2008 were 41.8% above the amounts paid to the Named Executives in 2007 primarily because: (i) the company exceeded the 2008 EBITDA Goal by a greater margin than it did the 2007 EBITDA Goal, (ii) the Named Executives were paid higher base salaries in 2008 than in 2007 and (iii) the Target Bonus Percentage for certain of the Named Executives was higher in 2008 than in 2007. For 2008, a cash bonus of $1,192,190 was awarded to Mr. Deese based solely upon the 2008 EBITDA Goal and the formula outlined above. Mr. Deese’s bonus was 31.6% higher than the bonus paid to him in 2007. A total of $1,214,707 in bonuses was paid to the other Named Executives for 2008, which was, in the aggregate, 53.5% above the bonuses paid to them for 2007.

Under the terms of the Bonus Plan, the compensation committee retains the authority to determine that a goal other than EBITDA is appropriate for executives. In such cases, the compensation committee may prescribe a goal based, for instance, on the performance of a product group, division, subsidiary or other management reporting unit. The compensation committee would consider using a goal other than EBITDA if it determines that another performance measurement would be more appropriate for executives whose responsibilities more specifically pertain to discrete elements of the company’s business. For example, if it appears that a particular business unit or division needs to achieve a notable and difficult goal, which would be independent of or unrelated to the EBITDA Goal during the coming measurement year, the compensation committee might deem it appropriate to use a different performance measure for certain executives charged with attaining that goal. Under the terms of the Bonus Plan, the compensation committee may utilize its discretion to award compensation in reliance on another performance measurement in lieu of an EBITDA Goal for all executives in the Bonus Plan. The compensation committee also retains the discretion to award a bonus outside of the Bonus Plan, in unusual circumstances, which would not qualify for the exemption from restrictions on deductibility imposed by Internal Revenue Code (the “Code”) Section 162(m).

The compensation committee did not exercise discretion with respect to any bonus payouts in 2008 to the Named Executives, and all bonuses paid to the Named Executives in 2008 were based solely on the EBITDA Goal and the formula outlined above. The compensation committee has reviewed the Bonus Plan performance measurement and concluded that EBITDA tracks the core operating performance that the company wants to achieve for its shareholders. The compensation committee will continue to evaluate the Bonus Plan measure in the future to determine if a different measure or measures should be used. If the compensation committee sets a measure other than EBITDA for any Named Executive or exercises discretion with respect to future awards under the Bonus Plan, the company will disclose: (a) the measure utilized in the calculation of the bonus or if there is an appropriate basis to omit the measure, how difficult it would be for the company to achieve the undisclosed measure and (b) if discretion has been exercised in connection with an award, the considerations of the compensation committee in exercising such discretion.

Long-Term Incentive Compensation

Equity and Performance Incentive Plan

In keeping with the compensation committee’s philosophy that the element of shareholder risk is an essential compensation tool, stock based incentives comprise a significant portion of the compensation program for executives. The compensation committee believes that stock based incentives are fundamental to the enhancement of shareholder value, reward performance over the long-term and help align the executives’ interests with those of our shareholders. The company’s long-term compensation programs and the individual grants thereunder are reviewed and approved by the compensation committee, which also relies on advice and data from Towers Perrin with respect to the types and amounts of equity incentive compensation to be paid to the Named Executives. The compensation committee generally targets the 50th percentile of the Relevant Market Sector for stock based incentives granted to the Named Executives.

The 2001 Equity and Performance Incentive Plan, as amended and restated as of February 11, 2005 (the “EPIP”), is the company’s ongoing intermediate and long-term incentive plan. The EPIP was approved by the company’s shareholders and provides the compensation committee with an opportunity to make a variety of stock based awards, while selecting the form that is most appropriate for the company and the executive group. The awards under the EPIP contain elements that help focus the executive’s attention on one of the company’s primary goals — the long-term success of the company and, ultimately, the enhancement of shareholder value.

After a review of competitive long-term incentive market practice trends, the compensation committee determined that, beginning with the fiscal 2006 awards, equity-based awards for the Named Executives would be split between stock options and performance-contingent restricted stock. This mix reflects the compensation committee’s consideration of competitive market practices and the desire to balance both the annual accounting expense and share dilution associated with the long-term incentive program with a need to focus the company’s executives on long-term stock price appreciation and efficient use of capital. The compensation committee’s decision to utilize stock options reflects the compensation strategy of rewarding Named Executives for achieving growth in share price and creating alignment with shareholder value creation. The compensation committee’s decision to utilize performance-contingent restricted stock is intended to ensure that executives focus on capital investments that produce returns in excess of the company’s weighted average cost of capital. The performance-contingent restricted stock vests only if the company’s return on invested capital over the two fiscal years immediately preceding vesting equals or exceeds its weighted average “cost of capital” for the same period (the “ROI Target”). The ROI Target is discussed in greater detail in our discussion of restricted stock.

The determination of 2008 option and performance-contingent restricted stock award levels for the Named Executives was based on the compensation committee’s philosophy of granting long-term incentive awards at the 50th percentile of the company’s Relevant Market Sector. Additionally, the compensation committee reviews the projected expense impact of the awards, in the aggregate, on the company’s earnings for the next fiscal year and the entire vesting period. The specific grant levels for Mr. Deese and each of the other Named Executives are targeted at the 50th percentile of the Relevant Market Sector. Existing outstanding equity grants or stock ownership levels of a Named Executive were not considered by the compensation committee in determining the value or size of 2008 long-term incentive awards. This grant process is applied similarly to all other executives and managerial personnel participating in the long-term incentive program.

Further, and as noted in greater detail below, the 2008 performance-contingent restricted stock awards include a relative total shareholder return modifier. The compensation committee’s rationale for the modifier is to include an external market performance metric for the performance-contingent restricted stock award in addition to the ROI Target. The compensation committee selected the S&P 500 Packaged Food & Meat Index, an established index that investors may use to rank our company’s performance, as the market comparison for relative total shareholder return. The relative total shareholder performance modifier scale was selected based on the compensation committee’s judgment, competitive market data and advice provided by Towers Perrin.

On February 4, 2008, Mr. Deese received a non-qualified stock option grant of 235,100 shares and a performance-contingent restricted stock award of 58,050 shares. Aggregate non-qualified stock option grants of 149,350 shares and performance-contingent restricted stock grants of 36,850 shares were awarded to the other Named Executives in 2008 under the EPIP.

Performance-Contingent Restricted Stock Awards.  Shares of performance-contingent restricted stock were granted on February 4, 2008 to the Named Executives pursuant to the EPIP and the 2008 restricted stock agreement (the “Restricted Stock Agreement”). In addition, the Named Executives together received dividends of $54,568 on such restricted shares.

The Restricted Stock Agreement provides the terms and conditions under which the shares of restricted stock will vest. Vesting generally occurs two years from the date of grant on February 4, 2010 and the shares become nonforfeitable if, on this date, the company’s average “return on invested capital” over the two fiscal years immediately preceding vesting exceeds its weighted average “cost of capital” for the same period by 250 basis points (the “ROI Target”).1 Furthermore, each grant of performance-contingent restricted stock will be adjusted as set forth below:

•	if the ROI Target is satisfied, then the performance-contingent restricted stock grant may be adjusted based on the company’s total return to shareholders (“Company TSR”) percent rank as compared to the total return to shareholders of the S&P Packaged Food & Meat Index (“S&P TSR”) in the manner set forth below:

•	If the Company TSR is equal to the 50th percentile of the S&P TSR, then no adjustment;

•	If the Company TSR is less than the 50th percentile of the S&P TSR, the grant shall be reduced by 1.3% for each percentile below the 50th percentile that the Company TSR is less than the 50th percentile of S&P TSR, but in no event shall the reduction exceed 20%; or

•	If the Company TSR is greater than the 50th percentile of the S&P TSR, the grant shall be increased by 1.3% for each percentile above the 50th percentile that Company TSR is greater than the 50th percentile of S&P TSR, but in no event shall such increase exceed 20%.

If the grantee dies, becomes disabled or retires, the restricted stock generally vests immediately. In addition, the restricted stock will immediately vest at the target level without adjustment if the company undergoes a change in control. During the vesting period, the executive is treated as a normal shareholder with respect to dividend rights on the restricted shares. The dividends earned on the shares are paid directly to the executive. At the time of vesting, the executive will receive the shares of stock and will be liable for his or her portion of all federal and state income and payroll taxes based on the fair market value of the shares awarded on the vesting date.

Stock Option Awards.  Nonqualified stock options were granted on February 4, 2008 to the Named Executives under the company’s 2008 nonqualified stock option agreement (the “Stock Option Agreement”) and the EPIP. The Stock Option Agreement contains the terms and conditions under which the nonqualified stock options will vest. No further action or performance by the company, its stock, or the executive (other than continued employment with the company) is required for vesting to occur. For accounting purposes, the options are valued using the Black-Scholes valuation method and granted at 100% of the market value on the date of grant. Market value is calculated as the closing stock price on the date of the grant. Options vest three years from the date of grant on February 4, 2011, assuming that the executive is continuously employed by the company through the date of vesting, and must be exercised prior to February 4, 2015. Generally, if the employee dies, becomes disabled, or retires, the nonqualified stock options immediately vest and must be exercised within two years. In addition, options will vest if the company undergoes a change in control with respect to the voting power of its common shares. When

1 The ROI Target for the 2007 award of performance-contingent restricted stock simply required the company’s average return on invested capital during the two fiscal years immediately preceding vesting to exceed the company’s weighted average cost of capital for the same period.

the executive exercises the options, he or she will be liable for all federal and state income and payroll taxes based on the taxable income resulting from the exercise.

Timing of Grants Under the EPIP.  The compensation committee ensures that its process for determining the date for the annual grant of equity awards insulates the choice of date from any market influences that might affect the decision at a given time. In fiscal 2007, the compensation committee adopted the policy of making the annual grant following the official announcement of our prior fiscal year results, which coincides with the opening of our self-imposed insider trading window. Except in unusual circumstances, we do not grant equity awards to the Named Executives at other dates. If at the time of any planned equity grant any member of the compensation committee is aware of any material non-public information concerning our company, the compensation committee will generally delay the planned grant until such time as the material non-public information has been fully disseminated in the market. The grant date is established when the compensation committee approves the grant and all key terms have been determined. The exercise price of each of our stock option grants and the grant price of our performance-contingent restricted stock grants is the closing market price on the grant date. Executive officers do not play any role in the timing of equity awards under the EPIP.

Recoupment Policy

On February 7, 2008, the compensation committee amended the EPIP and the Bonus Plan to provide for the recoupment of grants made under the EPIP and bonuses awarded under the Bonus Plan. The recoupment policy provides that if the board of directors has reliable evidence of knowing misconduct by a participant that results in the incorrect overstatement of the company’s earnings or other financial measurements that were taken into consideration in awarding grants or bonuses and as a result of such overstatement the participant (i) received a bonus and/or (ii) either received a grant under the EPIP or had a prior grant vest or become nonforfeitable, the participant shall be required to reimburse (or forfeit, as the case may be) the full amount of any grants or bonuses that resulted from the overstatement. The recoupment policy will apply to all grants made under the EPIP on or after February 4, 2008 and bonuses awarded under the Bonus Plan for the 2008 fiscal year and thereafter.

Retirement & Other Post-Employment Benefits

Pension benefits are provided to executives under the Flowers Foods, Inc. Retirement Plan No. 1 (the “Retirement Plan”) and the Supplemental Executive Retirement Plan (the “SERP”), which was terminated as of December 31, 2005. The company also provides a defined contribution benefit to executives through its Executive Deferred Compensation Plan (the “EDCP”).

Retirement Plan

The Retirement Plan is a qualified defined benefit pension plan that provides a pension upon retirement to eligible employees of participating subsidiaries (but not to employees of the company) that is based upon each year of service with the participating subsidiary through December 31, 2005. Additionally, the Retirement Plan provides a pension upon retirement to eligible employees (including employees of non-participating subsidiaries and of the company) who were participants under the Flowers Industries, Inc. Retirement Plan No. 1 prior to the company’s spin-off from Flowers Industries, Inc., which is based upon each year of service with Flowers Industries, Inc. and/or certain of its subsidiaries. No additional years of credited service have been granted other than for actual years of credited service in the Retirement Plan.

Effective December 31, 2005 benefits under the Retirement Plan were frozen and no additional benefits will accrue under the Retirement Plan. The frozen pension benefit is the sum of annual credits earned during eligible employment. The basic credit formula at the time the Retirement Plan was frozen was 1.35% of the first $10,000 of W-2 earnings (subject to certain exclusions) plus 2% of W-2 earnings (subject to certain exclusions) in excess of $10,000 for each year of service up to 35 years. For each year of service in excess of 35 years, 1.8% of W-2 earnings (subject to certain exclusions) was credited. Certain additional fixed benefit amounts were provided for a limited group of participants in the Retirement Plan, including certain of the Named Executives.

Benefits can be paid in many forms under the terms of the Retirement Plan, including a life annuity option, joint and survivor option, period certain and life options, level income option and a lump sum option of up to $7,500.

The payout option must be elected by the participant before benefit payments begin. Each available payout option is actuarially equivalent. Early retirement benefit payments are available to participants upon attainment of age 55 and completion of five years of vesting service. A participant’s full benefit under the Retirement Plan is payable at age 65. Benefits are reduced by 1/15 for each of the first five years and 1/30 for each of the next five years by which benefit commencement precedes age 65. The same benefits are payable upon retirement, termination, or disability with the adjustments described above for commencement before age 65 but on or after age 55. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. All Named Executives have fulfilled the required service period and are either eligible for early retirement benefit payments currently or will become eligible upon attainment of age 55. No payments were made to the Named Executives under the terms of the Retirement Plan during the 2008 fiscal year measurement period — December 30, 2007 to January 3, 2009. In fiscal 2006 and earlier, the company used a September 30th measurement date for its pension plans. The company eliminated the early measurement date in fiscal 2007 using the remeasurement alternative under FAS 158.

SERP

The SERP was a nonqualified defined benefit pension plan that covered pay and benefits above the qualified pension plan limits in the Retirement Plan. In addition, nonqualified deferred compensation was included as part of pensionable compensation in the SERP. Effective December 31, 2005, benefits under the SERP were frozen, and the plan was terminated. All benefits earned under the SERP as of March 26, 2001 were distributed as lump sums in 2001. Benefits earned in the SERP after March 26, 2001 were distributed as lump sums primarily in December 2005 upon termination of the SERP, and a distribution of remaining benefits due after final calculations were completed was made to one of the Named Executives during fiscal 2006. No payments were made under the SERP to any of the Named Executives in fiscal 2008.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan (the “EDCP”) allows certain members of management to defer the receipt of a percentage of their salary and bonus. The purpose of the EDCP is to provide a deferral benefit to certain members of management whose contributions to the company’s 401(k) defined contribution plan, a tax qualified plan, are limited by statutory restrictions. The EDCP is not a tax-qualified plan. The participants’ deferrals are credited to an account established for the participant that is credited with interest until paid. Additionally, the company allocates matching contributions pursuant to the plan on behalf of the participant that are also credited with interest until paid. Interest credited on deferrals and company contributions to the EDCP are based on the Merrill Lynch U.S. Corp., BBB-rated Fifteen-Year Bond Index plus 150 basis points. Interest is considered above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits that exceed this threshold. The company credits interest at above market rates because participants’ EDCP accounts are unfunded and unsecured and therefore subject to substantial risk of loss should events ever befall the company causing it to reorganize or liquidate. Generally, the deferrals and company contributions plus interest are paid to the participant upon termination of employment. Distributions from the EDCP are made from the company’s general assets. Contributions credited to the EDCP on behalf of the Named Executives amounted to $323,687 in fiscal 2008. During 2008, participants were given a one-time, irrevocable opportunity to convert their EDCP cash account for some or all prior years’ deferrals to an account that tracks the performance of our common stock. Balances as of the end of the fiscal year were converted, based on the closing price of our common stock on January 2, 2009. The EDCP tracking account will be distributed in shares of our common stock at the time elected by the participant for the deferral year(s) in question. The EDCP tracking account will be credited with dividends paid on our common stock for the number of shares deemed held in such account, and such dividends will then be deemed to be invested in the cash account and will earn interest as described above.

Executive Share Ownership Guidelines

Based on the view of the compensation committee that the ownership of an equity interest in the company by executives is a component of good corporate governance and insures alignment of executive and shareholder interests, guidelines were adopted that require key members of the company’s management team to directly own minimum amounts of the company’s common stock. The guidelines are set forth below:

•	Chairman of the Board, President and Chief Executive Officer: 5 times base salary.

•	Executive Vice President and Chief Financial Officer: 3 times base salary.

•	Executive Vice President and Chief Operating Officer: 3 times base salary.

•	Executive Vice President and Chief Marketing Officer: 3 times base salary.

•	Executive Vice President, Secretary and General Counsel: 3 times base salary.

The initial number of shares required to meet the guidelines were valued on January 1, 2006, and the guidelines will be reviewed every four years thereafter for all direct stock holdings. Members of management subject to the guidelines or new participants have four years to reach the stated minimums. The holdings of each of the Named Executives (except for Mr. Kinsey who was appointed to his current position in September 2007) are currently within the guidelines. These guidelines may be revised or terminated by the compensation committee at any time with thirty days’ written notice to the affected employees.

Accounting and Tax Effect on Executive Compensation

Deductibility of Executive Compensation

We are not allowed a federal income tax deduction for compensation paid to certain executive officers in excess of $1 million, except to the extent that such compensation constitutes “performance-based compensation” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The compensation committee retains the ability to consider factors, including tax deductibility, as it structures coordinated compensation packages of current and long-term compensation, to retain flexibility in rewarding efforts which prove to be of immediate or future benefit to the company and its shareholders.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 (“AJCA”) was signed into law on October 22, 2004 and became effective on January 1, 2005. The AJCA changed the tax rules applicable to nonqualified deferred compensation agreements. While written compliance with the final regulations is not yet required, the company believes that it is operating in good faith compliance with the statutory provisions of the AJCA. The company amended the compensation agreements and plans it maintains in order to comply with the requirements of the final regulations promulgated pursuant to the AJCA prior to the deadline of December 31, 2008.

Stock Based Compensation

Generally the executive is taxed at fair market value on stock based compensation upon the exercise of stock awards provided the risk of forfeiture and all restrictions have lapsed. The company generally receives a tax deduction equal to the value reported as income by the executive in the year the stock option is exercised or the grant of restricted stock vests.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the company’s management and, based on this review and discussion, recommends to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the year ended January 3, 2009 filed with the SEC and proxy statement.

The Compensation Committee
of the Board of Directors:

Manuel A. Fernandez, Chairman
Joseph L. Lanier, Jr.
Melvin T. Stith, Ph.D.
Jackie M. Ward

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the chief executive officer, chief financial officer and each of the three other most highly compensated executive officers of Flowers Foods (the “Named Executives”) for the fiscal years ended December 30, 2006, December 29, 2007 and January 3, 2009:

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Comp.	All Other
		Salary	Awards	Awards	Comp.	Earnings	Comp.	Total
Name and Principal Position	Year	($)(1)	($)	($)	($)(2)	($)(3)(4)	($)(5)	($)

George E. Deese	2008	896,923	1,352,023	1,203,823	1,192,190	99,133	84,748	4,828,840
Chairman of the Board	2007	800,000	1,365,437	960,750	906,200	68,299	75,450	4,176,136
Chief Executive Officer and President	2006	750,000	786,061	712,429	916,918	38,893	67,049	3,271,350
R. Steve Kinsey	2008	346,154	125,007	95,986	257,788	7,895	26,626	859,456
Executive Vice President and	2007	247,007	53,117	105,668	123,682	2,912	18,011	550,397
Chief Financial Officer	2006	211,257	26,973	86,186	118,447	838	15,328	459,029
Gene D. Lord	2008	432,623	271,870	250,399	345,026	41,783	40,527	1,382,228
Executive Vice President and	2007	389,765	223,349	287,156	264,904	32,858	31,616	1,229,648
Chief Operating Officer	2006	374,774	104,247	307,348	274,897	15,638	28,703	1,105,607
Allen L. Shiver	2008	398,087	232,651	226,048	317,482	15,477	36,606	1,226,351
Executive Vice President and	2007	362,623	215,360	280,905	205,381	7,469	28,201	1,099,939
Chief Marketing Officer	2006	352,061	104,247	307,348	215,197	1,379	25,756	1,005,988
Stephen R. Avera	2008	369,158	200,749	185,473	294,411	13,342	33,345	1,096,478
Executive Vice President,	2007	348,263	164,427	207,226	197,247	6,090	27,053	950,306
Secretary and General Counsel	2006	336,486	78,732	220,491	205,677	6,112	39,817	887,315

(1)	Executives may elect to defer amounts into Flowers Foods’ 401(k) plan (up to IRS limits) and into the EDCP. Amounts of salary deferred during fiscal 2006, 2007 and 2008 were as follows:

		Salary	Salary
		Deferrals in	Deferrals into
		401(k) Plan	EDCP	Total
Name:		($)	($)	($)

George E. Deese	2008	15,000	43,846	58,846
	2007	14,000	40,000	54,000
	2006	12,500	74,619	87,119
R. Steve Kinsey	2008	10,000	13,500	23,500
	2007	9,000	5,200	14,200
	2006	7,500	6,338	13,838
Gene D. Lord	2008	15,000	16,900	31,900
	2007	14,000	15,568	29,568
	2006	12,500	14,964	27,464
Allen L. Shiver	2008	15,000	15,558	30,558
	2007	14,000	14,489	28,489
	2006	12,500	14,057	26,557
Stephen R. Avera	2008	15,000	14,466	29,466
	2007	14,000	13,912	27,912
	2006	12,500	13,441	25,941

(2)	Non-equity incentive plan compensation includes all performance-based cash awards earned by the Named Executives during the fiscal year under the Bonus Plan. For 2008, 2007 and 2006, Mr. Deese elected to defer receipt of 0%, 0% and 25%, respectively, of his non-equity incentive plan compensation under the EDCP. No other Named Executive elected to defer any portion of their non-equity incentive plan compensation under the EDCP.

(3)	Both qualified and nonqualified defined benefit pension plan benefits were frozen on or before December 31, 2005. All nonqualified defined benefit plan benefits earned after March 2001 were distributed as lump sums primarily in December 2005 upon termination of the plan, and a distribution of remaining benefits due after final calculations was made to one of the Named Executives during fiscal 2006.

(4)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Comp. Earnings” column are as follows:

				Above-Market
				Nonqualified
			Change in	Deferred
			Pension	Comp.
			Value	Earnings	Total
Name			($)	($)	($)

George E. Deese	2008		53,391	45,742	99,133
	2007		46,619	21,680	68,299
	2006		24,381	14,512	38,893
R. Steve Kinsey	2008		4,876	3,019	7,895
	2007		1,635	1,277	2,912
	2006	(a)	—	838	838
Gene D. Lord	2008		38,693	3,090	41,783
	2007		31,943	915	32,858
	2006		15,414	224	15,638
Allen L. Shiver	2008		12,228	3,249	15,477
	2007		6,379	1,090	7,469
	2006		918	461	1,379
Stephen R. Avera	2008		9,552	3,790	13,342
	2007		4,664	1,426	6,090
	2006		5,369	743	6,112

(a)	Present value of accrued benefits for Mr. Kinsey declined due to frozen plan benefits and an increase in interest rates.

(5)	Amounts reported in the “All Other Comp.” column are reported in the table below.

				Employer
			Employer	Contributions to
		Payment	Contributions	Nonqualified
		from SERP	to Section	Deferred
		Termination	401(k) Plan	Comp. Plan	Total
Name		($)	($)	($)	($)

George E. Deese	2008	—	11,900	72,848	84,748
	2007	—	11,250	64,200	75,450
	2006	—	10,350	56,699	67,049
R. Steve Kinsey	2008	—	11,900	14,726	26,626
	2007	—	11,250	6,761	18,011
	2006	—	10,350	4,978	15,328
Gene D. Lord	2008	—	11,900	28,627	40,527
	2007	—	11,250	20,366	31,616
	2006	—	10,350	18,353	28,703
Allen L. Shiver	2008	—	11,900	24,706	36,606
	2007	—	11,250	16,951	28,201
	2006	—	10,350	15,406	25,756
Stephen R. Avera	2008	—	11,900	21,445	33,345
	2007	—	11,250	15,803	27,053
	2006	15,008	10,350	14,459	39,817

GRANTS OF PLAN-BASED AWARDS

The following table details grants made during the fiscal year ended January 3, 2009 pursuant to incentive plans in place at Flowers Foods as of that date:

								All Other
								Option	Exercise
								Awards:	or Base	Grant Date
	Grant							Number of	Price of	Fair Value of
	Date for	Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Securities	Option	Equity
	Equity-	Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Underlying	Awards	Incentive
	Based	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	($/share)	Plan Award
Name and Grant	Awards	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(4)	($)

George E. Deese
Non-Equity Incentive Plan Award		0	896,923	1,345,385
Performance Contingent Restricted Stock Grant	2/4/2008				46,440	58,050	69,600			1,569,092
Nonqualified Stock Option Grant	2/4/2008							235,100	24.75	1,363,580
R. Steve Kinsey
Non-Equity Incentive Plan Award		0	193,942	290,913
Performance Contingent Restricted Stock Grant	2/4/2008				6,200	7,750	9,300			209,483
Nonqualified Stock Option Grant	2/4/2008							31,450	24.75	182,410
Gene D. Lord
Non-Equity Incentive Plan Award		0	259,574	389,361
Performance Contingent Restricted Stock Grant	2/4/2008				9,160	11,450	13,740			309,494
Nonqualified Stock Option Grant	2/4/2008							46,350	24.75	268,830
Allen L. Shiver
Non-Equity Incentive Plan Award		0	238,852	358,278
Performance Contingent Restricted Stock Grant	2/4/2008				7,200	9,000	10,800			243,270
Nonqualified Stock Option Grant	2/4/2008							36,500	24.75	211,700
Stephen R. Avera
Non-Equity Incentive Plan Award		0	221,495	332,243
Performance Contingent Restricted Stock Grant	2/4/2008				6,920	8,650	10,380			233,810
Nonqualified Stock Option Grant	2/4/2008							35,050	24.75	203,290

(1)	Under the terms of the Bonus Plan, bonuses are awarded based on the achievement of a specified earnings goal.

(2)	Under the terms of the EPIP and the Restricted Stock Agreement, receipt of this award requires that the company meet a certain performance requirement. If the requirements are met, the award to the employees may be further adjusted according to achievement of a management objective based on the relative performance of the company’s stock against a benchmark index. Amounts shown under “threshold,” “target” and “maximum” headings, above, represent the minimum, expected and maximum possible number of shares of stock transferred to the Named Executive assuming that such requirement is met.

(3)	The company granted nonqualified stock options under the EPIP and the Stock Option Agreement to certain individuals on February 4, 2008. The options become exercisable in full on the third anniversary of the grant date as long as the individual maintains employment with the company through that date.

(4)	For 2008, the company used $24.75, the closing trading price of the company’s common shares on the New York Stock Exchange at the date of grant, to determine the exercise price for the options granted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table details all equity awards granted and outstanding as of January 3, 2009, the company’s most recent fiscal year end:

	Option Awards					Stock Awards
							Equity
							Incentive
			Equity			Equity	Plan Awards:
			Incentive			Incentive	Market or
			Plan			Plan Awards:	Payout
			Awards:			Number of	Value of
			Number of			Unearned	Unearned
	Number of	Number of	Securities			Shares,	Shares,
	Securities	Securities	Underlying			Units or	Units or
	Underlying	Underlying	Unexercised	Option		Other Rights	Other Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	That Have	That Have
	Options: (#)	Options: (#)	Options	Price	Expiration	Not Vested	Not Vested
Name and Grants	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)

George E. Deese
2006 Nonqualified Stock Option Award(2)	153,900			18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(3)						59,850	1,427,423
2007 Nonqualified Stock Option Award(4)		222,000		19.57	2/5/2014
2008 Performance-Contingent Restricted Stock Award(5)						58,050	1,384,493
2008 Nonqualified Stock Option Award(6)		235,100		24.75	2/4/2015
R. Steve Kinsey
2003 Nonqualified Stock Option Award(7)	61,087			9.34	7/16/2013
2006 Nonqualified Stock Option Award(2)	9,075			18.68	1/13/2013
2007 Performance-Contingent Restricted Stock Award(3)						2,700	64,395
2007 Nonqualified Stock Option Award(4)		10,050		19.57	2/5/2014
2008 Performance-Contingent Restricted Stock Award(5)						7,750	184,838
2008 Nonqualified Stock Option Award(6)		31,450		24.75	2/4/2015
Gene D. Lord
2006 Nonqualified Stock Option Award(2)	34,725			18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(3)						12,300	293,355
2007 Nonqualified Stock Option Award(4)		45,675		19.57	2/5/2014
2008 Performance-Contingent Restricted Stock Award(5)						11,450	273,082
2008 Nonqualified Stock Option Award(6)		46,350		24.75	2/4/2015
Allen L. Shiver
2006 Nonqualified Stock Option Award(2)	34,725			18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(3)						11,475	273,679
2007 Nonqualified Stock Option Award(4)		42,450		19.57	2/5/2014
2008 Performance-Contingent Restricted Stock Award(5)						9,000	214,650
2008 Nonqualified Stock Option Award(6)		36,500		24.75	2/4/2015
Stephen R. Avera
2006 Nonqualified Stock Option Award(2)	26,175			18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(3)						8,850	211,073
2007 Nonqualified Stock Option Award(4)		32,775		19.57	2/5/2014
2008 Performance-Contingent Restricted Stock Award(5)						8,650	206,303
2008 Nonqualified Stock Option Award(6)		35,050		24.75	2/4/2015

(1)	Based on January 2, 2009 closing market price of $23.85 for Flowers Foods’ common shares.

(2)	Nonqualified stock options granted in 2006 fully vested on January 3, 2009.

(3)	The performance-contingent restricted stock award granted in 2007 vested on February 5, 2009.

(4)	Nonqualified stock options granted in 2007 will fully vest on February 5, 2010.

(5)	The performance-contingent restricted stock award granted in 2008 will vest on February 4, 2010.

(6)	Nonqualified stock options granted in 2008 will fully vest on February 4, 2011.

(7)	Nonqualified stock options granted in 2003 vested on July 16, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table details vesting of all restricted stock during the fiscal year ended January 3, 2009. There were no exercises of nonqualified stock options during fiscal 2008.

	Restricted Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)

George E. Deese(1)
2004 Time Lapse Restricted Stock Award	112,500	2,526,750
2006 Performance-Contingent Restricted Stock Award	57,060	1,308,386
R. Steve Kinsey(2)
2006 Performance-Contingent Restricted Stock Award	3,330	76,357
Gene D. Lord(3)
2006 Performance-Contingent Restricted Stock Award	12,870	295,109
Allen L. Shiver(4)
2006 Performance-Contingent Restricted Stock Award	12,870	295,109
Stephen R. Avera(5)
2006 Performance-Contingent Restricted Stock Award	9,720	222,880

(1)	Mr. Deese was granted 112,500 shares of restricted stock on the effective date of his election as chief executive officer. This restricted stock award vested on January 4, 2008. Mr. Deese was granted 47,550 shares of performance-contingent restricted stock on January 3, 2006. This award vested on January 3, 2008. Because the company met certain performance criteria, this award was increased to 57,060 shares.

(2)	Mr. Kinsey was granted 2,775 shares of performance-contingent restricted stock on January 3, 2006. This award vested on January 3, 2008. Because the company met certain performance criteria, this award was increased to 3,330 shares.

(3)	Mr. Lord was granted 10,725 shares of performance-contingent restricted stock on January 3, 2006. This award vested on January 3, 2008. Because the company met certain performance criteria, this award was increased to 12,870 shares.

(4)	Mr. Shiver was granted 10,725 shares of performance-contingent restricted stock on January 3, 2006. This award vested on January 3, 2008. Because the company met certain performance criteria, this award was increased to 12,870 shares.

(5)	Mr. Avera was granted 8,100 shares of performance-contingent restricted stock on January 3, 2006. This award vested on January 3, 2008. Because the company met certain performance criteria, this award was increased to 9,720 shares.

PENSION BENEFITS

The following table details the number of years of service credited, the present value of the accumulated benefits as of the January 3, 2009 measurement date, and any payments made during the fiscal year ended January 3, 2009 related to the Retirement Plan.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service	Benefit ($)	Last Fiscal Year ($)

George E. Deese	Retirement Plan	38	907,643	—
R. Steve Kinsey	Retirement Plan	13	82,900	—
Gene D. Lord	Retirement Plan	40	657,769	—
Allen L. Shiver	Retirement Plan	24	207,875	—
Stephen R. Avera	Retirement Plan	16	162,391	—

Amounts reported above as the actuarial present value of accumulated benefits under the Retirement Plan are computed using the interest and mortality assumptions that the company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption at January 3, 2009 is 6.25% (6.25% as of December 29, 2007 and 6.00% as of January 1, 2007) and the mortality table assumption is the RP 2000 Mortality Table with mortality improvements projected to 2015 using Scale AA (projected to 2015 as of December 29, 2007 and projected to 2006 as of January 1, 2007).

NONQUALIFIED DEFERRED COMPENSATION

The following table provides details regarding executive participation in the EDCP during the 2008 fiscal year.

					Aggregate
	Employee	Employer	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in FY	Withdrawals /	1/3/2009
Name	FY 2008 ($)(1)	FY 2008 ($)(2)	2008 ($)(3)	Distributions ($)	($)(4)

George E. Deese	43,846	72,848	124,759	—	1,617,503
R. Steve Kinsey	13,500	14,726	8,375	—	119,314
Gene D. Lord	16,900	28,627	8,644	—	129,071
Allen L. Shiver	15,558	24,706	9,062	—	132,082
Stephen R. Avera	14,466	21,445	10,495	—	147,639

(1)	Amounts shown are deferrals of 2008 salary earned.

(2)	Amounts are included in “All Other Compensation” in the Summary Compensation Table for the 2008 fiscal year.

(3)	Above-market interest on nonqualified deferred compensation is included in the Summary Compensation Table as “Nonqualified Deferred Compensation Earnings” for the 2008 fiscal year. Interest is above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits which exceed this threshold. The amount of above-market interest for each executive included in the Summary Compensation Table is as follows: Mr. Deese $45,742; Mr. Kinsey $3,019; Mr. Lord $3,090; Mr. Shiver $3,249; and Mr. Avera $3,790.

(4)	The cumulative portion of the aggregate balance at January 3, 2009 reported in the Summary Compensation Table for all years prior to 2008 is as follows: Mr. Deese $506,762; Mr. Kinsey $45,377; Mr. Lord $44,369; Mr. Shiver $54,211; and Mr. Avera $60,921.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination Following a Change in Control

The company has entered into continuation of employment agreements with certain executive officers, including the Named Executives, which are designed to assure continuity of management in the event of a change in control. The compensation committee may select, in its sole discretion, additional executives to be offered such agreements. If (i) the company experiences a change in control and (ii) an executive’s employment is terminated following the change in control for any reason other than for cause or disability or the executive terminates his employment for Good Reason (as defined in the agreements), the executive is entitled to the following benefits under the terms of the agreements:

•	a lump sum payment equal to three times (in the case of Mr. Deese) or two times (in the case of all other Named Executives) the sum of (i) the executive’s annual base salary and (ii) a bonus equal to the base salary multiplied by the executive’s target bonus percentage under the Bonus Plan; and

•	continuation of medical insurance, life insurance and other welfare benefits for the executive and/or the executive’s family until the first anniversary of the executive’s date of termination; and

•	reasonable relocation expenses incurred by the executive within one year following the date of termination.[2]

•	These agreements also provide for conditional tax gross-up payments to neutralize any excise taxes that are imposed on payments subject to the Code (upon a change in control) and any additional income taxes that are attributable to those payments. Gross-up payments will only be made if the payments upon a change in control exceed by 10% or more the amount of payments that could be made without incurring such excise taxes. If the payments amount to less than 10% more than the permissible amount, they will be reduced to the highest amount that would not be subject to the excise tax, and no gross-up payment will be made.

The following events would constitute a change in control under the continuation of employment agreements:

•	all or substantially all of the company’s assets are sold to another entity, or the company is merged, consolidated or reorganized into or with another entity, with the result that upon the conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors of the surviving entity are owned, directly or indirectly, by the shareholders of the company generally prior to the transaction;

•	any person becomes the beneficial owner of securities representing 35% of the voting power of the company excluding (1) any subsidiary, affiliate or employee benefit plan of the company or (2) any person or group of employees of which the company or a subsidiary control a greater than 25% interest; or

•	a majority of the board of directors are not directors who were (1) members of the board of directors on the effective date of the separation agreement or (2) nominated for election or elected to the board of directors by a majority of the directors who were members of the board at the time of such nomination or election.

If the chief executive officer is terminated, he is bound by a three year covenant not to compete with respect to the trade or business of the successor entity. If any other Named Executive is terminated, he is bound by a two year covenant not to compete with respect to the trade or business of the successor entity. Breach of this covenant may result in the forfeiture of any payments or benefits that the executive is entitled to under the agreement.

Pursuant to the company’s continuation of employment agreements, the only event that triggers cash payments and the provision of other benefits is a change in control followed by the termination of an executive’s employment, other than for death, disability or for Cause (as defined in the agreements) or voluntary resignation other than for Good Reason (as defined in the agreements), within one to three years depending on the specific agreement. If a change in control occurs, regardless of whether the executive’s employment is terminated, all unvested restricted stock (at the target level) and all unvested stock options held by the executive immediately vest. In addition, any undistributed amounts under the company’s deferred compensation plan will be distributed upon a change of control.

The compensation committee reviewed the terms of the continuation of employment agreement for each Named Executive and determined that the potential benefit levels under such agreements were competitive against the benchmarking analysis conducted for 2008 and were necessary to maintain management objectivity in the limited circumstance of a change in control.

Payments Made Upon Death, Disability or Retirement

If a Named Executive dies, becomes permanently disabled or retires he is generally entitled to the following items:

•	immediate vesting in all restricted stock; and

•	immediate vesting in all unvested stock options.

2 A relocation benefit that provided for the purchase of the executive’s home in the event of relocation was eliminated in 2008.

Amounts shown in the table below represent estimated amounts payable (or realizable) upon death, disability, or retirement, a change in control without termination or termination in connection with a change in control. Amounts shown in the tables below are the estimated payment amounts assuming that the triggering event occurred on January 3, 2009. Values in the tables for equity-based awards are calculated using the closing market price of $23.85 of the company’s common stock on January 2, 2009.

			Termination
	Death, Disability		Following Change in
	or Retirement	Change in Control	Control
	($)	($)	($)

George E. Deese
Cash Severance	—	—	5,261,538
Equity Payout	3,762,075	3,762,075	3,762,075
Other Benefits(1)	—	—	228,586
Total	3,762,075	3,762,075	9,252,199
R. Steve Kinsey
Cash Severance	—	—	1,080,000
Equity Payout	292,247	292,247	292,247
Other Benefits(1)	—	—	228,586
Total	292,247	292,247	1,600,833
Gene D. Lord
Cash Severance	—	—	1,352,011
Equity Payout	761,927	761,927	761,927
Other Benefits(1)	—	—	228,586
Total	761,927	761,927	2,342,524
Allen L. Shiver
Cash Severance	—	—	1,244,640
Equity Payout	670,015	670,015	670,015
Other Benefits(1)	—	—	228,586
Total	670,015	670,015	2,143,241
Stephen R. Avera
Cash Severance	—	—	1,157,303
Equity Payout	557,652	557,652	557,652
Other Benefits(1)	—	—	228,586
Total	557,652	557,652	1,943,541

(1)	Other Benefits includes the estimated cost to provide outplacement assistance, certain reasonable relocation expenses and a one year continuation of health and welfare benefits for the Named Executives in accordance with the terms of the separation agreements.

DIRECTOR COMPENSATION

General

Based upon the recommendations of the nominating/corporate governance committee, the board determines director compensation. An employee of the company who also serves as a director does not receive any additional compensation for serving as a director or as a member or chair of a board committee.

2008 Director Compensation Package

The nominating/corporate governance committee periodically reviews the status of director compensation in relation to other comparable companies and other factors it deems appropriate. In addition, the nominating/corporate governance committee engages Towers Perrin, an independent compensation consultant, to assist the committee in its assessment of the competitiveness of director compensation. During 2008, the directors’ compensation package for non-employee directors was based on the following principles:

•	a significant portion of director compensation should be aligned with creating and sustaining shareholder value;

•	directors should have equity interest in the company; and

•	total compensation should be structured to attract and retain a diverse and truly superior board of directors.

With the above principles in mind, the compensation package for 2008 was comprised of the following components:

Cash and Stock Compensation

•	an annual cash retainer of $70,000 for all non-employee directors;

•	an annual cash retainer of $10,000 for the chairman of the audit committee;

•	an annual cash retainer of $10,000 for the chairman of the compensation committee;

•	an annual cash retainer of $5,000 for the chair of the nominating/corporate governance committee;

•	an annual cash retainer of $5,000 for the chairman of the finance committee;

•	an annual cash retainer of $5,000 for each member of the audit committee; and

•	an annual cash retainer of $15,000 for the presiding director;

•	an annual award of deferred stock valued at $95,000 (which vests one year from the date of grant) based upon the closing price of the company’s common stock on the Monday following the annual meeting of shareholders.

Participation in Company Plans

Non-employee directors are eligible to participate in the EPIP, our Stock Appreciation Rights Plan (the “SAR Plan”) and the EDCP. Under the EPIP, non-employee directors received deferred stock grants as described above. The deferred stock vests one year from the date of grant. Prior to fiscal 2007, under the SAR Plan, a non-employee director could elect to receive stock appreciation rights in lieu of cash payments for the retainers described above. Stock appreciation rights granted under the SAR Plan do not give the director an equity interest in the company. Stock appreciation rights vest one year from the date of issuance, and the director has ten years to exercise these rights. Additionally, the holder of stock appreciation rights receives any dividends paid on an equivalent number of shares of the company’s common stock. Prior to an amendment to the SAR Plan made effective December 29, 2008, such dividends were accrued in an account for distribution at the date of exercise of the underlying stock appreciation rights. However, the amendment provides that accumulated dividends on stock appreciation rights that vested after December 31, 2004 will be paid in July 2009. Any dividends declared after the effective date of the amendment will be paid at the same time they are paid to all other shareholders. Outstanding stock appreciation rights that vested prior to December 31, 2004 will continue to accumulate dividends in an account for distribution at the date of exercise. Stock appreciation rights are expensed in accordance with the fair value provisions of FAS 123R.

Under the EDCP, non-employee directors may elect to defer all or any portion of their annual retainer. All deferrals earn interest until paid to the director. Generally, the deferral plus interest is paid to the director upon retirement or termination from the company’s board of directors. During 2008, participants were given a one-time, irrevocable opportunity to convert their EDCP cash account for some or all prior years’ deferrals to an account that tracks the performance of our common stock. Balances as of the end of the fiscal year were converted, based on the closing price of our common stock on January 2, 2009. The EDCP tracking account will be distributed in shares of our common stock at the time elected by the participant for the deferral year(s) in question. The EDCP tracking account will be credited with dividends paid on our common stock for the number of shares deemed held in such account, and such dividends will then be deemed to be invested in the cash account and will earn interest as described above.

Stock Ownership Guidelines

The board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are expected to hold shares of common stock in the company. A non-employee director must own shares of common stock with a value of at least five times the annual cash retainer paid to the non-employee directors. These guidelines may be revised or terminated by the nominating/corporate governance committee at any time with thirty days written notice to the affected directors. All non-employee directors were in compliance with the guidelines as of April 3, 2009, except for Mr. Fernandez. Members of the board have until January 1, 2010 to reach the stated minimums.

Other Arrangements

We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board meetings, or when traveling in connection with the performance of their services for the company.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table details compensation to non-employee members of the board of directors of Flowers Foods for the 2008 fiscal year:

			Change in
			Pension Value
	Fees Earned		and Nonqualified
	or Paid	Stock	Deferred Comp.	All Other
Name	in Cash ($)(1)	Awards ($)(2)	Earnings(3)	Comp.(4)	Total

Joe E. Beverly	75,000	87,456	—	—	162,456
Franklin L. Burke	85,000	87,456	12,942	—	185,398
Manuel A. Fernandez	75,833	87,456	1,843	—	165,132
Benjamin H. Griswold, IV	75,000	87,456	—	—	162,456
Joseph L. Lanier, Jr.	82,917	87,456	4,114	—	174,487
Amos R. McMullian	70,000	87,456	111,994	158,689	428,139
J.V. Shields, Jr.	70,000	87,456	—	—	157,456
Melvin T. Stith, Ph. D.	70,000	87,456	—	—	157,456
Jackie M. Ward	75,000	87,456	11,749	—	174,205
C. Martin Wood III	80,000	87,456	30,389	—	197,845

(1)	Directors have the option to convert their annual board retainer fees into deferred stock and to defer their annual cash committee fees, if any, in the EDCP. In fiscal 2008, Messrs. Burke and Fernandez and Ms. Ward elected to convert all of their annual board retainer fees to deferred stock and contributed all of their committee fees to the EDCP. In fiscal 2008, Mr. Shields elected to convert all of his annual board retainer fees into deferred stock. The deferred stock vests two years from the date of grant and is delivered to the grantee at a designated time selected by the grantee at the date of the grant. The deferred stock is accounted for under FAS 123R.

(2)	The stock awards represent compensation cost computed in accordance with FAS 123R related to deferred stock granted to each non-employee director in 2008. The deferred stock award vests one year from the date of grant. The full grant date fair value of each director’s 2008 deferred stock award is $95,000. Each of Messrs. Beverly, Griswold, Lanier, McMullian, Stith and Wood have 3,580 shares of deferred stock granted and unvested at January 3, 2009. The value of each of these individuals’ awards is $85,383 based on the January 2, 2009 closing market price of the company’s common stock of $23.85. Messrs. Burke, Fernandez, Shields and Ms. Ward have 14,250 shares of deferred stock granted and unvested at January 3, 2009. The value of each of these individuals awards is $339,863 based on the January 2, 2009 closing market price of the company’s common stock of $23.85. Details regarding the number of stock appreciation rights, nonqualified stock options and deferred stock held by each director as of January 3, 2009 is as follows:

	Stock	Nonqualified
	Appreciation	Stock	Deferred
	Rights	Options	Stock
Name	(#)	(#)	(#)

Joe E. Beverly	—	—	3,580
Franklin L. Burke	63,788	—	14,250
Manuel A. Fernandez	22,125	—	14,250
Benjamin H. Griswold, IV	3,450	—	3,580
Joseph L. Lanier, Jr.	67,219	—	3,580
Amos R. McMullian	—	137,250	3,580
J.V. Shields, Jr.	61,613	50,625	14,250
Melvin T. Stith, Ph. D	—	—	3,580
Jackie M. Ward	14,100	—	14,250
C. Martin Wood III	—	—	3,580

(3)	Amounts reported in this column represent above-market earnings on deferred compensation and, for Messrs. McMullian and Wood, distributions under the Retirement Plan.

(4)	Amounts reported as “All Other Compensation” in the Director Compensation Table above, include the following for the relevant directors:

		Distributions
		from	Miscellaneous
Name		EDCP ($)(a)	($)(b)	Total ($)

Amos R. McMullian	2008	90,642	68,047	158,689

(a)	Distributions to Mr. McMullian under the EDCP were earned during his service as an employee of the company. Mr. McMullian retired as chief executive officer in 2004.

(b)	For Mr. McMullian includes $62,597 for administrative support provided by the company for his service as chairman emeritus of the board. Also includes personal use of company aircraft.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Charles Avera, the brother of Stephen R. Avera, the executive vice president, secretary and general counsel of the company, was employed as a national accounts vice president of a company subsidiary throughout fiscal 2008. He was paid an aggregate salary and bonus of $150,967 in fiscal 2008. Also in 2008, Mr. Avera was granted 1,850 non-qualified stock options and 450 shares of performance-contingent restricted stock pursuant to the EPIP. A. Ryals McMullian, an adult child of Amos R. McMullian, a director-nominee, was employed by the company throughout fiscal 2008 as associate general counsel. He was paid an aggregate salary and bonus of $189,268 in fiscal 2008. Also in 2008, Mr. McMullian was granted 3,250 non-qualified stock options and 800 shares of performance-contingent restricted stock pursuant to the EPIP.

Any transaction between the company and a related party is disclosed to the nominating/corporate governance committee and then presented to the full board for evaluation and approval. The company’s policies with respect to related party transactions are set forth in our corporate governance guidelines and our code of business conduct and ethics, which states that the company does not engage in transactions with related parties if such a transaction would cast into doubt the independence of the director, present the appearance of a conflict of interest or violate any applicable law. Each of the transactions set forth above were reviewed and approved by our board in accordance with the company’s policy.

AUDIT COMMITTEE REPORT

The following Report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Flowers Foods filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

During fiscal 2008, the audit committee conducted ten meetings. At each meeting the audit committee met with the senior members of the company’s management team (including the chief financial officer), internal auditors and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. At each of its regularly scheduled meetings, the audit committee conducted private sessions with the independent registered public accounting firm, and separately with the director of internal audit, the chief financial officer, the company’s compliance officer and the company’s general counsel to discuss financial management, accounting and internal controls, compliance matters and legal issues. The audit committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the company’s audited consolidated financial statements for the fiscal year ended January 3, 2009 and the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K, including a discussion of the quality of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. The audit committee reviewed management’s representations and reviewed certifications prepared by the chief executive officer, chief financial officer and chief accounting officer that the unaudited quarterly and audited consolidated financial statements of the company fairly present, in all material respects, the financial condition and results of operations of the company. Management advised the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the audit committee. These reviews included discussions with PricewaterhouseCoopers LLP of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the quality of the company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP matters relating to its independence from the company, including a review of audit and non-audit fees. The audit committee has also monitored the scope and adequacy of the company’s internal audit program and reviewed internal audit staffing levels.

The audit committee has been updated periodically on management’s process to assess the adequacy of the company’s internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the company’s internal control over financial reporting. The audit committee has also discussed with PricewaterhouseCoopers LLP the company’s internal control assessment process, management’s assessment with respect thereto and PricewaterhouseCoopers LLP’s evaluation of the company’s internal control over financial reporting.

In performing all of its functions, the audit committee acts in an oversight capacity on behalf of the board of directors. The audit committee reviews the company’s earnings releases before issuance and its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the SEC. In its oversight role, the audit committee relies on the representations of management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements and other reports, and of the independent registered public accounting firm, who is engaged to audit and report on the consolidated financial statements of the company and its subsidiaries and the effectiveness of the company’s internal control over financial reporting.

Based on its review and discussions, the audit committee recommended to our board of directors (and the board of directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009. The audit committee and the board of directors also have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010. The board of directors is recommending that the shareholders of Flowers Foods, Inc. ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Audit Committee
of the Board of Directors:

Franklin L. Burke, Chairman
Joe E. Beverly
Benjamin H. Griswold, IV
C. Martin Wood III

PROPOSAL II

APPROVAL OF THE
2001 EQUITY AND PERFORMANCE INCENTIVE PLAN
AS AMENDED AND RESTATED AS OF APRIL 1, 2009

On April 1, 2009, the company’s board of directors (the “Board”) approved an amendment and restatement of the Flowers Foods, Inc. 2001 Equity and Performance Incentive Plan (the “Plan”), primarily to increase the total number of shares of our common stock available for issuance under the Plan by 4,000,000, and directed that the Plan be submitted to the shareholders for approval at the annual meeting. The amendments to the Plan will become effective as of the date they are approved by the shareholders.

The Plan was originally approved by the company’s shareholders on May 31, 2002, with 2,000,000 shares of common stock reserved for issuance thereunder. Since its adoption, the original number of shares of common stock reserved for issuance under the Plan has increased to 14,625,000 to reflect: (i) two 3 for 2 stock splits that occurred between the Plan’s original effective date and 2005; (ii) a 2005 shareholder-approved amendment and restatement of the Plan, which, among other things, increased the total number of shares of common stock available under the Plan to 6,500,000 and (iii) two subsequent 3 for 2 stock splits in 2005 and 2007. As of the date of this proxy statement, 8,840,926 shares of common stock have been issued under the Plan, 4,328,222 shares of common stock are subject to outstanding awards (30,620 awards were forfeited and no shares will be issued) and a total of 1,425,232 shares of common stock remain available for future awards. The closing price per share of our common stock on April 3, 2009 was $23.98.

The company believes that equity is a key element of its compensation package and that equity awards encourage employee loyalty and align employee interests more directly with those of the company’s shareholders. The Plan allows the company to provide key employees of the company and its subsidiaries with equity incentives that are competitive with those of companies with which the company competes for talent. In order to maintain the company’s ability to attract and retain officers, key employees and non-employee directors, the Board has determined it is desirable to amend the Plan in the following material respects:

•	increase the total number of shares of common stock available for issuance under the Plan by 4,000,000 to 18,625,000;

•	add a provision explaining that shares are not counted as used under the Plan until they are actually issued and delivered to a participant;

•	specify that shares are not counted as used until actually issued and delivered to a participant and, therefore, shares available under the Plan are not reduced by (i) expired awards, (ii) forfeited or cancelled awards and (iii) awards paid out in cash;

•	specify that shares that are used in payment of the option exercise price or are withheld by the company to satisfy tax withholding obligations count against the number of shares of common stock available for issuance under the Plan;

•	remove the ability to provide for payment of dividend equivalents in connection with grants of options;

•	add the requirement that dividend equivalents associated with awards of deferred shares, performance stock or performance units that are subject to management objectives may only be paid when and to the extent the management objectives have been achieved;

•	remove ability to transfer options to members of a participant’s immediate family;

•	remove from the definition of “change in control” a potential (rather than actual) change in control;

•	extend the termination date of the Plan to March 31, 2019;

•	increase sub-limits on the maximum number of shares authorized for specific types of grants under the Plan; and

•	add provisions explaining the Plan’s compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Our Board believes that it is in our best interests and the best interests of our shareholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to our named executive officers can qualify for deductibility for federal income tax purposes. Accordingly, the Plan has been structured in a manner such that awards under it can satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code. In order for awards under the Plan to satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code, this Proposal II must be approved by our shareholders by a majority of the votes cast on this proposal at the annual meeting. The rules of the New York Stock Exchange require that the total of votes cast represent greater than 50% of our outstanding common shares entitled to vote.

A summary of the proposed changes to the Plan is set forth below, followed by a summary description of the entire Plan, as amended. The full text of the Plan, as amended, is attached to this proxy statement as Annex A, and the following summaries are qualified in their entirety by reference to Annex A.

Summary of Proposed Changes

Available Shares.  The amended Plan increases the number of shares of common stock available for future awards to 18,625,000 shares. Without increasing the number of shares available for issuance under the Plan, the company believes that the number of shares currently available under the Plan may not be sufficient to cover projected awards in the near future. The company believes that the increase in the number of shares available under the Plan to 18,625,000 will provide the company sufficient shares reserved for issuance to cover the awards it anticipates granting to eligible participants. If the amended Plan is not approved, the company will not be able to grant any additional awards to eligible participants after the shares that remain available for issuance under the Plan have been used. Currently, approximately 1,425,000 shares remain available under the Plan.

Clarification of Liberal Share Counting Provision.  The Plan had previously been amended to remove the ability of the company to “recycle” shares back into the Plan, to address a concern among some shareholders that such liberal share counting provisions allow companies to replenish shares to a Plan indefinitely without shareholder approval. The amended Plan restores this concept in part, specifying that shares are not counted as used under the Plan until they are actually issued and delivered to a participant, and, therefore, shares relating to awards that have expired, been forfeited or cancelled or paid out in cash are available for issuance under the Plan. However, shares that are used in payment of the option exercise price or are withheld by the company to satisfy tax withholding obligations count against the number of shares of common stock available for issuance under the amended Plan and will not be “recycled” back into the Plan.

Dividend Equivalents.  The amended Plan removes the ability to provide for payment of dividend equivalents in connection with grants of options, which has not been done in practice, and adds the requirement that dividend equivalents associated with awards of deferred shares, performance stock or performance units that are subject to management objectives may only be paid when and to the extent the management objectives have been achieved.

Change in Control.  The amended Plan removes, as a possible event which would constitute a change in control, the Board’s mere determination that an imminent event, which has not yet occurred, should constitute a change in control.

Limit on Transfers.  The amended Plan removes the ability to transfer options to members of a participant’s immediate family, limiting transfers to transfers by will or the laws of descent and distribution. In addition, the amended Plan provides that no awards under the Plan may be transferred in exchange for consideration.

Exclusion from Certain Restrictions.  The amended Plan increases the percentage of shares of common stock which may be subject to grants which vest on or become free from restrictions without regard to the minimum time periods for service or performance, from 3% to 10%.

Other Amendments.  The amended Plan contains other provisions intended to conform with recent changes in the law or which are primarily administrative, and are not considered material.

Summary of the Plan

Purpose

The purpose of the Plan is to attract and retain directors, officers and other key employees for the company and its subsidiaries, and to strengthen the mutual interests between these persons and the company’s shareholders by offering performance and equity-based incentives and rewards for superior performance.

The Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Code, including, but not limited to, the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.

The Plan permits the granting of (i) options to purchase shares of common stock, including incentive stock options (“ISOs”) entitling the optionee to favorable tax treatment under Section 422 of the Code, (ii) restricted stock, (iii) deferred stock and (iv) performance stock and performance units. Each type of awards is described below under “Types of Awards under the Plan.” Each of the awards will be evidenced by an award document setting forth the terms and conditions.

Shares Available Under the Plan

The maximum number of shares of our common stock that may be issued or transferred pursuant to awards granted under the Plan is 18,625,000 shares (4,000,000 of which are being added in connection with the amendment of the Plan). These shares of common stock may be of original issuance or treasury shares, or a combination of both.

The aggregate number of common shares actually issued or transferred by us upon the exercise of incentive stock options (“ISOs”) will not exceed 18,625,000 of the common shares reserved for purposes of the Plan. Further, no participant will be granted option rights for more than 2,000,000 common shares during any period of three consecutive years, and no participant will be granted performance stock or performance units having an aggregate maximum value as of the date of grant of more than $8,000,000 during any one calendar year. The number of shares issued as restricted stock, deferred stock, performance stock and performance units will not, during the life of the Plan, in the aggregate, exceed 5,000,000 of the common shares reserved for purposes of the Plan. During any period of three consecutive years, no participant will receive awards of restricted stock, deferred stock or performance stock in excess of an aggregate of 3,000,000 shares, and no participant will receive in any one year awards of performance units with an aggregate maximum value of more than $6,000,000 as of the date of grant. In addition, no awards will be granted to non-employee directors of option rights, restricted stock or deferred stock of more than 150,000 shares in the aggregate in any one year. These limits are subject to certain adjustments as provided in the Plan.

No Liberal Recycling Provisions

Shares covered by an award granted under the Plan will not be counted as used unless and until they are actually issued and delivered to a participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under the Plan, any shares that were covered by that award will be available for issue or transfer under the Plan. Notwithstanding anything to the contrary: (a) shares tendered in payment of the exercise price of an option will reduce the aggregate Plan limit described above; (b) shares withheld by us to satisfy the tax withholding obligation will count against the aggregate Plan limit described above; and (c) shares that are repurchased by us with option right proceeds will not be added to the aggregate Plan limit described above.

No Repricing

Repricing of options is prohibited without shareholder approval under the Plan.

Eligibility

Our officers, key employees and non-employee directors, as well as any person who has agreed to begin serving in such capacity within 30 days of a date of grant, are eligible to be selected to participate in the Plan. As of the date of this proxy statement, there are 11 executive officers, 141 key employees and 10 non-employee directors eligible to participate in the Plan.

Administration

The Plan will be administered by the Board, which may delegate part or all of its authority to the Compensation Committee or a subcommittee thereof. In addition, the Board, or, to the extent of any delegation to it, the Compensation Committee, may delegate to a director, an officer of the company, or another agent or advisor, administrative duties in connection with the Plan, and may also, under certain specific circumstances, authorize officers of the company to make certain awards, pursuant to specific parameters established by the Board or the Compensation Committee.

Types of Awards Under the Plan

Options.  Options entitle the optionee to purchase shares of our common stock at a price per share that is not less than the fair market value at the date of grant. Each grant specifies whether the option price will be payable (1) in cash at the time of exercise, (2) by the actual or constructive transfer to Flowers Foods of shares of our common stock owned by the optionee for at least six months and having a value at the time of exercise equal to the option price, (3) if authorized by our Board, the delivery of shares of restricted stock or other forfeitable shares, deferred stock, performance stock, other vested options or performance units or (4) a combination of these payment methods. Grants may provide for deferred payment of the option price from the proceeds of a sale through a bank of broker on the date of exercise of some or all of the shares of our common stock to which the exercise relates. No options are exercisable more than ten years from the date of grant. Each grant must specify the period of continuous employment with Flowers Foods that is required before the options become exercisable. Grants may provide for earlier exercise of an option in the event of retirement, disability, death or a change in control of the company, or other similar transactions or events. Grants may also specify management objectives that must be achieved as a condition to the exercise of the option. Any grant of options that is conditioned upon achievement of management objectives may specify in respect of such management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of options that will become exercisable if performance is at or above the minimum level, but falls short of full achievement of the specified management objectives, and may provide for an increase in the number of options provided for in the grant in the event that performance exceeds the specified management objectives, according to a specified formula and subject to a maximum number. Successive grants may be made to the same optionee whether or not previously granted options remain unexercised. No option will be exercisable more than 10 years after the date of grant.

Restricted Stock.  An award of restricted stock involves the immediate transfer of ownership of a specific number of shares of our common stock to a participant in consideration of the performance of services. The participant will be entitled immediately to voting, dividend and other ownership rights in such shares. The transfer or later elimination of restrictions may be made without additional consideration or in consideration of a payment by the participant that is less than current fair market value, as our Board may determine. Our Board may condition the award on the achievement of specified management objectives. Restricted stock must be subject to a “substantial risk of forfeiture” (within the meaning of Section 83 of the Code) for a period to be determined by our Board in order for the participant to avoid immediate taxation. An example would be a provision that the restricted stock would be forfeited if the participant ceased to serve as an officer or key employee of Flowers Foods during a specified period of years. If service alone is the criterion for non-forfeiture, the period of service must be at least three years; if management objectives are included, non-forfeiture may occur after one year from the date of grant. In order to enforce these forfeiture provisions, the transferability of restricted stock is prohibited or restricted in a manner and to the extent prescribed by our Board for the period during which the forfeiture provisions are to continue. Our Board may provide for a shorter period during which the forfeiture provisions are to apply in the event of retirement, disability, death or a change in control of the company, or other similar transaction or event. Any grant of restricted stock that is conditioned upon achievement of management objectives may specify in respect of such specified management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified management objectives, and may provide for an increase in the number of shares provided for in the grant in the event that performance exceeds the specified management objectives, according to a specified formula and subject to a maximum number.

Deferred Stock.  An award of deferred stock constitutes an agreement by the company to deliver shares of our common stock to the participant in the future in consideration of the performance of services. However, the deferred stock award may be subject to the fulfillment of certain conditions, such as management objectives, during the deferral period specified in the award agreement. During the deferral period, the participant may not transfer any rights in the award and has no right to vote the shares of deferred stock, but our Board may, on or after the date of the award, authorize the payment of dividend equivalents on such shares on a deferred or contingent basis, either in cash or in additional shares of our common stock; provided, that if the award of deferred stock is subject to the fulfillment of management objectives, dividend equivalents may be paid only when and to the extent the management objectives are achieved. Awards of deferred stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share on the date of grant. If service alone is the criterion for non-forfeiture of the award of deferred stock, the period of service must be at least three years; if management objectives are included, non-forfeiture may occur after one year from the date of grant. Our Board determines the deferral period at the date of the award, and may provide for a deferral period of less than three years in the event of retirement, disability, death or a change in control of the company, or other similar transaction or event. Any grant of deferred stock that is conditioned upon achievement of management objectives may specify in respect of such specified management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of deferred stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified management objectives, and may provide for an increase in the number of shares provided for in the grant in the event that performance exceeds the specified management objectives, according to a specified formula and subject to a maximum number.

Performance Stock and Performance Units.  Performance stock and performance units involve awards that become payable upon the achievement of specified management objectives during a designated performance period. This performance period must be at least one year, but may be subject to early termination in the event of retirement, disability or death or a change in control of the company, or other similar transaction or event. A minimum level of acceptable achievement may also be established by our Board. If, by the end of the performance period, the participant has achieved the specified management objectives, the participant will be deemed to have fully earned the performance stock and/or performance units. If the participant has not achieved the management objectives, but has attained or exceeded the predetermined minimum, the participant will be deemed to have partly earned the performance stock and/or performance units (such part to be determined in accordance with a formula). To the extent earned, the performance stock and/or performance units will be paid to the participant at the time and in the manner determined by our Board in cash, shares of our common stock or in any combination of those methods. Each award of performance stock or performance units may be subject to adjustment to reflect changes in compensation or other factors, so long as no adjustment would result in the loss of an available exemption for the award under Section 162(m) of the Code. An award of performance stock or performance units may provide for the payment of dividend equivalents to the holder on a current, deferred or contingent basis, either in cash or in additional shares of our common stock, but dividend equivalents may be paid only when and to the extent the management objectives are achieved and the underlying award of performance stock or performance units has been earned. Any grant of performance stock or performance units may specify in respect of the specified management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of performance stock or performance units that will be earned if performance is at or above the minimum level, but falls short of maximum achievement of the specified management objectives, and may provide for an increase in the number of shares of performance stock or performance units provided for in the grant in the event that performance exceeds the specified management objectives, according to a specified formula and subject to a maximum number.

Management Objectives.  Under the Plan, our Board is required to establish performance goals for purposes of performance stock and performance units. In addition, if our Board so chooses, options, restricted stock and deferred stock may also specify management objectives. Management objectives may be described either in terms of company-wide objectives, individual participant objectives or objectives related to the performance of the division, subsidiary, department, region or function within the company or a subsidiary in which the participant is employed. Management objectives applicable to any award may include specified levels of and/or growth in (1) cash flow, (2) earnings per share, (3) earnings before interest, taxes, depreciation, and amortization, (4) earnings before interest and taxes, (5) net income, (6) return on assets, (7) return on assets employed, (8) return on equity, (9) return on invested capital, (10) return on total capital, (11) revenue, (12) stock price, (13) total return to shareholders, (14) economic value added, (15) operating profit, (16) weighted average cost of capital, or any combination of these objectives. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, it may modify the performance goals or the related minimum acceptable level of achievement, in whole or in part, as it deems appropriate and equitable, unless the result would be to make an award otherwise eligible for an exemption under Section 162(m) of the Code ineligible for such an exemption.

Transferability

Except as otherwise determined by our Board, no option or other award under the Plan is transferable by a participant, other than by will or the laws of descent and distribution, and in no event may any award be transferred in exchange for consideration. Except as otherwise determined by our Board, options are exercisable during the optionee’s lifetime only by him or her or by his or her guardian or legal representative. Our Board may specify at the date of grant that part or all of the shares of our common stock that are (1) to be issued or transferred by the company upon the exercise of options, upon the termination of a deferral period applicable to deferred stock or upon the payment under any grant of performance stock or performance units or (2) no longer subject to a substantial risk of forfeiture and restrictions on transfer in connection with restricted stock, shall be subject to further restrictions on transfer.

Adjustments

The number and kind of shares covered by outstanding awards under the Plan and, if applicable, the option price of outstanding options, are subject to adjustment to prevent dilution or enlargement of the rights of participants that otherwise would result from (i) combination of shares, recapitalization or other change in the capital structure of the company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction, equity restructuring, or other event having a similar effect. Similar adjustments will be made automatically, without action by our Board, on a purely mathematical basis in the event of a stock dividend or stock split. In the event of any such transaction, our Board is given discretion to provide a substitution of alternative consideration for any or all outstanding awards under the Plan, as it in good faith determines to be equitable under the circumstances, and may require the surrender of all awards so replaced, in a manner that complies with Section 409A of the Code. The Board shall also make or provide for such adjustments in the number of shares available under the Plan and the other limitations contained in the Plan as the Board may determine appropriate to reflect any transaction or event described above, but only if and to the extent that an adjustment would not cause an incentive stock option to fail to qualify under Section 422 of the Code. In addition, for each option right with an option price greater than the consideration offered in connection with any such termination or event or change in control of the company, the Board may elect to cancel such option right without any payment to the person holding the option right.

Amendment and Termination of the Plan

Our Board is authorized to interpret the Plan and related agreements and other documents. Any amendment that must be approved by the shareholders of the company in order to comply with applicable laws or the rules of the New York Stock Exchange will not be effective unless and until such approval has been obtained. These amendments would include any increase in the number of shares issued or certain other increases in awards available under the Plan (except for increases caused by adjustments made pursuant to the Plan). Presentation of the

Plan or any amendment of the Plan for shareholder approval is not to be construed to limit the company’s authority to offer similar or dissimilar benefits through plans that are not subject to shareholder approval.

Our Board may modify, suspend or terminate the Plan at any time, provided that some material modifications affecting the Plan must be approved by shareholders, and any change in the Plan that may adversely affect a grantee’s rights under a grant previously awarded under the Plan requires the consent of the grantee. Termination of the Plan will not affect the rights of participants under any awards that are outstanding on the date of termination.

The Plan provides that awards representing no more than 10% of the shares available under the Plan may not be required to meet certain restrictions otherwise applicable to restricted stock, deferred stock and performance stock awards under the Plan. The Plan does not confer on any participant a right to continued employment with Flowers Foods.

Expiration of the Plan

The Plan will terminate on March 31, 2019, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

Withholding Taxes

To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of our Board) may include relinquishment of a portion of such benefit.

Recoupment

For awards granted after February 4, 2008, if the Board has reliable evidence of knowing misconduct by a participant that resulted in the incorrect overstatement of the company’s earnings or other financial measurements that were taken into account in connection with management objectives, and awards under the Plan that the participant received became vested or nonforfeitable as a result, the Board will require that the participant reimburse the company (or forfeit) the full amount of any awards granted pursuant to the Plan that resulted from the overstatement.

Compliance with Section 162(m) of the Code

The Plan is designed to enable us to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Plan and any grants made under the Plan shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Securities Authorized for Issuance Under Compensation Plans

The following chart sets forth the amounts of securities authorized for issuance under the company’s compensation plans as of January 3, 2009.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column(a))
Plan Category	(a)	(b)	(c)
(Amounts in thousands, except per share data)

Equity compensation plans approved by security holders	2,975	$18.46	2,623
Equity compensation plans not approved by security holders	—	—	—

Total	2,975	$18.46	2,623

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences of specified transactions under the Plan based on federal income tax laws in effect on January 1, 2009. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to participants in the Plan.

Tax Consequences to Participants

Non-Qualified Stock Options.  In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as a capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of ISO. However, the exercise of an ISO may result in alternative minimum tax liability. If common stock is issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as a short-term or long-term capital gain (or loss) depending on the holding period.

Restricted Stock.  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, referred to as Restrictions. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Deferred Stock.  No income generally will be recognized upon the award of deferred stock. The recipient of a deferred stock award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred stock), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Stock and Performance Units.  No income generally will be recognized upon the grant of performance stock or performance units. Upon payment in respect of the earn-out of performance stock or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common stock received.

Tax Consequences to Flowers Foods and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, Flowers Foods or the corporate subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL II

PROPOSAL III

APPROVAL OF THE ANNUAL EXECUTIVE BONUS PLAN

General

On April 1, 2009, the Board of Directors (the “Board”) approved the Flowers Foods, Inc. Annual Executive Bonus Plan (the “Bonus Plan”), subject to approval by the company’s shareholders. Generally, the Bonus Plan rewards performance by our executives based upon criteria specified in the Bonus Plan. Key executive employees of the company and any of its subsidiaries who are selected by the Compensation Committee are eligible to receive bonuses under the Bonus Plan.

Our Board believes that it is in our best interests and the best interests of our shareholders to continue to provide for a bonus incentive plan under which bonus awards made to our named executive officers can qualify for deductibility for federal income tax purposes. Accordingly, the Bonus Plan has been structured in a manner such that awards under it can satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code. In order for awards under the Bonus Plan to satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code, this Proposal III must be approved by our shareholders by a majority of the votes cast on this proposal at the annual meeting. The rules of the New York Stock Exchange require that the total of votes cast represent greater than 50% of our outstanding common shares entitled to vote.

A summary of the Bonus Plan is set forth below. The full text of the Bonus Plan is attached to this proxy statement as Annex B, and the following summary is qualified in its entirety by reference to Annex B.

Summary of the Bonus Plan

Amount of the Bonus

The Bonus Plan provides for an annual incentive bonus, which is expressed as a percentage of an executive’s base salary. The amount of the bonus for a Bonus Plan year is determined by applying a formula, which will be determined by the Compensation Committee and established in writing no later than ninety days after the beginning of the company’s fiscal year for which the bonus is to be calculated.

The formula will be based on the achievement of certain specified levels of, or growth in, one or more of the following criteria, referred to as “management objectives”: (1) cash flow, (2) earnings per share, (3) earnings before interest, taxes, depreciation, and amortization, (4) earnings before interest and taxes, (5) net income, (6) return on assets, (7) return on assets employed, (8) return on equity, (9) return on invested capital, (10) return on total capital, (11) revenue, (12) stock price, (13) total return to shareholders, (14) economic value added, (15) operating profit, (16) weighted average cost of capital, or any combination of these objectives. The formula will result in a percentage or range of percentages of an executive’s base salary for the company’s fiscal year, as established by the Compensation Committee prior to the beginning of the fiscal year. The Compensation Committee must certify the level of achievement of the management objectives before payment of any bonus is made.

Eligibility

Key executive employees of the company or any subsidiary who have been designated to participate in the Bonus Plan by the Compensation Committee are eligible to participate in the Bonus Plan. Five executive officers are currently eligible to participate in the Bonus Plan.

Payment of the Bonus

After certification by the Compensation Committee of the achievement of management objectives, any bonus that is earned will be paid in cash to each eligible executive no later than the 15th day of the third month following the end of the Bonus Plan year, unless an executive has made a valid election to defer the bonus pursuant to the terms of any applicable deferred compensation plan maintained by the company.

Transferability

The bonus may not be assigned or transferred prior to actual receipt by the executive, except for assignment to secure a debt to the company.

Termination of Employment Prior to the End of a Bonus Plan Year

If an executive’s employment is terminated voluntarily by the executive before the completion of an entire Bonus Plan year, no bonus will be paid; provided, that if the executive’s employment is terminated before the completion of an entire Bonus Plan year due to death, disability or retirement for purposes of Flowers Foods’ tax-qualified retirement plans, or in the event of a change in control of the company, the executive will receive a prorated bonus for the partial Bonus Plan year, with the amount determined by actual achievement of the relevant management objectives for the entire Bonus Plan year.

Administration

The Bonus Plan will be administered by the Compensation Committee, which has the authority to interpret the provisions of the Bonus Plan, direct the calculation and payment of bonuses, and make final decisions with respect to the entitlement of any executive to a bonus. However, the Compensation Committee does not have the discretion to change the elements of the formula used to determine the amount of a bonus during the Bonus Plan year the formula is connected with.

Amendment

The Compensation Committee may amend the Bonus Plan at any time, except that any amendment that would require shareholder approval in order for bonuses to continue to qualify as “performance-based compensation” under Section 162(m) of the Code will not be effective until it has been approved by the shareholders. In addition, the Compensation Committee does not have the discretion to amend the management objectives without the approval of the company’s shareholders. To the extent that any amendment of the Bonus Plan is retroactive or affects bonuses to be paid for the Bonus Plan year in which the amendment is adopted, and would reduce the amount of any bonus, unless the amendment is necessary to comply with Section 162(m) of the Code, the consent of any executive who is affected is required.

Recoupment

If the Committee has reliable evidence of knowing misconduct by a participant that resulted in the incorrect overstatement of the company’s earnings or other financial measurements that were taken into account in connection with management objectives, and the participant received a bonus as a result, the Board will require that the participant reimburse the company (or forfeit) the full amount of any bonus paid pursuant to the Bonus Plan that resulted from the overstatement.

Compliance with Section 162(m) of the Code

It is intended that any bonus paid to an executive under the Bonus Plan will constitute “performance based compensation” as that term is defined in Section 162(m) of the Code, and therefore will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) of the Code generally disallows a federal income tax deduction for compensation paid to specified executive officers in excess of $1 million, except to the extent that such compensation constitutes “performance based compensation.”

Term of the Bonus Plan

If the shareholders approve the Bonus Plan, it will continue indefinitely, subject to the Compensation Committee’s right to terminate the Bonus Plan on a prospective basis at any time.

New Plan Benefits

No Bonus benefits will be paid under the Bonus Plan for any non-executive employee or any non-employee director of Flowers Foods. The following are all performance-based cash awards earned under the Bonus Plan by each of our executive officers individually and as a group during the 2008 fiscal year.

Name and Position	Dollar Value

George E. Deese	1,192,190
Chairman of the Board, Chief Executive Officer and President
R. Steve Kinsey	257,788
Executive Vice President and Chief Financial Officer
Gene D. Lord	345,026
Executive Vice President and Chief Operating Officer
Allen L. Shiver	317,482
Executive Vice President and Chief Marketing Officer
Stephen R. Avera	294,411
Executive Vice President, Secretary and General Counsel
All Named Executive Officers as a Group	2,406,897

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL III

PROPOSAL IV

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our audit committee and board of directors have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2010. Our board of directors recommends that this appointment be ratified.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the company or its subsidiaries.

If the shareholders of the company do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2009, the audit committee will reconsider the appointment.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL IV

FISCAL 2008 AND FISCAL 2007 AUDIT FIRM FEE SUMMARY

During fiscal 2008 and fiscal 2007, we retained our principal accountant, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees.  Fees for audit services totaled approximately $1,588,000 in 2008 and $1,365,000 in 2007, including fees associated with annual audits and the reviews of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Audit Related Fees.  Fees for audit related services totaled approximately $82,000 in 2008 and $354,000 in 2007. Audit related services principally include services related to audits of certain employee benefit plans and accounting consultations.

Tax Fees.  Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $335,000 in 2008 and $440,000 in 2007.

All Other Fees.  Fees for all other services not described above totaled approximately $1,500 in 2008 and $4,500 in 2007 and were related to software licensing agreements in both 2008 and 2007.

All non-audit services were reviewed by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. On an ongoing basis all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the audit committee on a case-by-case basis.

Representatives from PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will be provided the opportunity to make a statement, if they desire to do so, and will be available for appropriate questions.

SHAREHOLDER PROPOSALS

In order to properly submit a proposal for inclusion in the proxy statement for the 2010 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal at our principal corporate offices in Thomasville, Georgia as set forth below no later than December 19, 2009.

If you wish to present a proposal before the 2010 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must follow the procedures outlined in our amended and restated bylaws. We must receive your shareholder proposal at the address noted below no earlier than January 30, 2010 and no later than March 1, 2010. If your proposal is not properly brought before the annual meeting in accordance with our amended and restated bylaws, the chairman of the board of directors may declare such proposal not properly brought before the annual meeting, and it will not be acted upon.

Any proposals or notices should be sent to:

Stephen R. Avera
Executive Vice President,
Secretary and General Counsel
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757

ANNEX A

FLOWERS FOODS, INC.
2001 EQUITY AND
PERFORMANCE INCENTIVE PLAN
AMENDED AND RESTATED
APRIL 1, 2009

A-i

FLOWERS FOODS, INC.

2001 Equity and Performance Incentive Plan
(Amended and Restated April 1, 2009)

1. Purpose.  The purpose of this Amended and Restated 2001 Equity and Performance Incentive Plan is to attract and retain directors, officers and other key employees for Flowers Foods, Inc., a Georgia corporation and its Subsidiaries and to strengthen the mutuality of interests between such key persons and the Company’s shareholders by offering performance and equity-based incentives and rewards for superior performance.

2. Definitions.  As used in this Plan,

“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 17 of this Plan, such committee (or subcommittee).

“Change in Control” shall have the meaning provided in Section 12 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, which shall consist of a committee of two (2) or more Independent Directors appointed by the Board to exercise one or more administrative functions under the Plan.

“Common Stock” means the common stock, par value $.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

“Company” means Flowers Foods, Inc., a Georgia corporation.

“Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Board on which a grant of Option Rights, Performance Stock or Performance Units or a grant or sale of Restricted Stock or Deferred Stock shall become effective which date shall not be earlier than the date on which the Board takes action with respect thereto.

“Deferral Period” means the period of time during which Deferred Stock is subject to deferral limitations under Section 7 of this Plan.

“Deferred Stock” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock at the end of a specified Deferral Period.

“Director” means a member of the Board of Directors of the Company.

“Disability” means disability as determined under procedures established by the Committee for purposes of this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” means (i) the closing price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, or such other national securities exchange as may be designated by the Committee, or, in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the closing price as reported on said composite tape or automated system for the most recent day during which a sale occurred), or (ii) if clause (i) does not apply, the fair market value of the Common Stock as determined by the Board.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Independent Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and who is an “outside director” within the meaning of Section 162(m) of the Code.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Stock or Performance Units or, when so determined by the Board, Option Rights, Restricted Stock and Deferred Stock pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee shall be based on specified levels of, or growth in, one or more of the following criteria, determined either as an absolute number or in comparison to the performance of specified companies or indices:

1. cash flow;

2. earnings per share;

3. earnings before interest, taxes, depreciation and amortization,

4. earnings before interest and taxes;

5. net income;

6. return on assets;

7. return on assets employed;

8. return on equity;

9. return on invested capital;

10. return on total capital;

11. revenue;

12. stock price;

13. total return to shareholders;

14. economic value added;

15. operating profit; and

16. weighted average cost of capital; or

any combination of the foregoing.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

“Nonemployee Director” means a Director who is not an employee of the Company or any Subsidiary.

“Nonqualified Options” mean Option Rights that are not intended to qualify as Incentive Stock Options.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Common Stock upon exercise of an option granted pursuant to Section 5 or Section 9 of this Plan.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within thirty (30) days of the Date of Grant, and shall also include each Nonemployee Director who receives an award of Option Rights, Restricted Stock or Deferred Stock.

“Performance Period” means, in respect of Performance Stock or a Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Stock or Performance Unit are to be achieved.

“Performance Stock” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of this Plan.

“Plan” means this Flowers Foods, Inc. 2001 Equity and Performance Incentive Plan, as amended and restated effective April 1, 2009.

“Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.

“Retirement” means termination of employment on or after attainment of age 65.

“Spread” means the excess of the Fair Market Value per share on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price.

“Subsidiary” means a corporation, company or other entity

(i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or

(ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company. Notwithstanding the foregoing, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which, at the time, the Company owns or controls, directly or indirectly, more than fifty percent (50%) of the total combined voting power represented by all classes of stock issued by such corporation.

3. Stock Available Under the Plan.

(a) Subject to adjustment as provided in Section 11 of this Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights, (ii) as Restricted Stock and released from substantial risks of forfeiture thereof, (iii) as Deferred Stock, (iv) in payment of Performance Stock or Performance Units that have been earned, (v) as awards to Nonemployee Directors or (vi) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 18,625,000 shares of Common Stock (which consists of those shares of Common Stock that were previously authorized and have been adjusted for stock splits, and 4,000,000 shares of Common Stock that are being added as of this Amendment and Restatement). Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b) Shares of Common Stock covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares available under the Plan as of a given date shall not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any award granted under the Plan, any shares of Common Stock that were covered by that award will be available for issue or transfer hereunder.

(c) Notwithstanding anything to the contrary contained herein: (A) if shares of Common Stock are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares covered by the Option Right being exercised shall reduce the aggregate plan limit described above; and (B) shares of Common Stock withheld by the Company to satisfy the tax withholding obligation shall count against the aggregate plan limit described above. In the event that the Company repurchases shares with Option Right proceeds, those shares will not be added to the aggregate plan limit described above.

(d) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan,

(i) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 18,625,000 shares of Common Stock;

(ii) no Participant shall be granted Option Rights, in the aggregate, for more than 2,000,000 shares of Common Stock during any period of three (3) consecutive years;

(iii) the number of shares issued as Restricted Stock, Deferred Stock, Performance Stock or Performance Units (to the extent paid in shares of Common Stock) shall not in the aggregate exceed 5,000,000 shares of Common Stock;

(iv) during any period of three (3) consecutive fiscal years, the maximum number of shares of Common Stock covered by awards of Restricted Stock, Deferred Stock, Performance Stock or Performance Units (to the extent paid in shares of Common Stock) granted to any one Participant shall not exceed 3,000,000 shares of Common Stock;

(v) in no event shall any Participant in any one (1) calendar year receive awards of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $8,000,000; and

(vi) no Nonemployee Director shall be granted Option Rights, Restricted Stock, or Deferred Shares, in the aggregate, for more than 150,000 shares of Common Stock during any fiscal year of the Company.

4. Eligibility.  The Board shall have full authority and the absolute discretion to determine which Participants are to receive an award of Option Rights, Restricted Stock, Deferred Stock, Performance Stock or Performance Units, the time or times when those grants are to be made, the number of shares of Common Stock to be covered by each such grant in the case of Option Rights, Restricted Stock, Deferred Stock and Performance Stock, the status of the granted option as either an Incentive Stock Option or a Nonqualified Option in the case of an Option Right, the time or times when each Option Right is to become exercisable, the maximum term for which the Option Right is to remain outstanding and the vesting schedule (if any) applicable to the awards granted under this Plan.

5. Option Rights.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Stock. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant shall specify an Option Price per share, which may not be less than the Fair Market Value per share on the Date of Grant. To the extent required for “Incentive Stock Option” status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year under the Plan and/or any other stock option plan of the Company (within the meaning of Section 422 of the Code) shall not exceed $100,000.

(c) Each grant shall specify whether the Option Price shall be payable (i) in cash, by check or other consideration acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee for at least six (6) months (or other consideration authorized pursuant to Sections 5(d) or 5(e)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board.

(d) The Board may determine, at or after the Date of Grant, that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Stock or other Common Stock that are forfeitable or subject to restrictions on transfer, Deferred Stock, Performance Stock (based, in each case, on the Fair Market Value per share on the date of exercise), other Option Rights (based on the Spread on the date of exercise) or Performance Units. Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 5(d), the shares of Common Stock received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent, determined with respect to the consideration surrendered, of (i) the number of shares of Performance Stock, (ii) the Spread of any unexercisable portion of Option Rights, or (iii) the stated value of Performance Units.

(e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(f) Any grant may provide for payment of the Option Price, at the election of the Optionee, in installments, with or without interest, upon terms determined by the Board.

(g) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(h) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or in the event of Retirement, Disability or death of the Participant.

(i) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Option Rights that will become exercisable if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives, and may provide for an increase in the number of Option Rights provided for in the grant in the event that performance exceeds the specified Management Objectives, according to a specified formula and subject to a maximum number.

(j) Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Nonqualified Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(k) No Option Right shall be exercisable more than ten (10) years from the Date of Grant.

(l) An Optionee may exercise an Option Right in whole or in part at any time and from time to time during the period within which an Option Right may be exercised and for such number of shares of Common Stock as shall be determined by the Board and set forth in the agreements evidencing the grant of such Option Right. To exercise an Option Right, an Optionee shall give written notice to the Company specifying the number of shares of Common Stock to be purchased and provide payment of the Option Price and any other documentation that may be required by the Company.

(m) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Board may approve.

6. Restricted Stock.  The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Stock to Participants. Each grant or sale of Restricted Stock may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Fair Market Value per share at the Date of Grant.

(c) Each such grant or sale shall provide that the Restricted Stock covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than three (3) years to be determined by the Board at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control, or in the event of Retirement, Disability or death of the Participant. If the Board conditions the nonforfeitability of Restricted Stock upon service alone, such vesting may not occur before three (3) years from the Date of Grant of such Restricted Stock, and if the Board conditions the nonforfeitability of Restricted Stock on Management Objectives, such nonforfeitability may not occur before one (1) year from the Date of Grant of such Restricted Stock, subject to the provisions of Section 25 below and to the earlier lapse upon certain events described in the preceding sentence.

(d) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify that termination or early termination of the restrictions applicable to such shares may occur (i) upon achievement of Management Objectives or (ii) upon the expiration of a stated period of time, with or without the payment of additional consideration by the participant at said time. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives, and may provide for an increase in the number of shares provided for in the grant in the event that performance exceeds the specified Management Objectives, according to a specified formula and subject to a maximum number.

(f) Any such grant or sale of Restricted Stock shall require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred, and that they may be accounted for in a cash account with or without interest and distributed upon the expiration of the relevant restrictions, or that they will be reinvested in additional Restricted Stock, which may be subject to the same restrictions as the underlying award. In the event that a grant or sale of Restricted Stock is subject to the realization of Management Objectives and may be reduced based on the level of achievement of said objectives, any such cash account or additional Restricted Stock, as applicable, shall be proportionately reduced should a reduction in the underlying Restricted Stock be required. In the event that, pursuant to such a formula incorporating Management Objectives, the numbers of shares of Stock to be released upon the realization of such Management Objectives shall be increased, no dividends shall be paid or deferred with respect to said increased number prior to the termination of restrictions.

(g) Each grant or sale of Restricted Stock shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Stock, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Deferred Stock.  The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Deferred Stock to Participants. Each grant or sale of Deferred Stock may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale shall constitute the agreement by the Company to deliver shares of Common Stock to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Deferral Period, if any, as the Board may specify. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Deferred Stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives, and may provide for an increase in the number of shares provided for in the grant in the event that performance exceeds the specified Management Objectives, according to a specified formula and subject to a maximum number.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per share at the Date of Grant.

(c) Each such grant or sale shall be subject to a Deferral Period of not less than one (1) year, as determined by the Board at the Date of Grant, and may provide for the earlier lapse or other modification of such Deferral Period in the event of a Change in Control, or in the event of Retirement, Disability or death of the Participant. Subject to the provisions of Section 25 below, if the Board conditions the nonforfeitability of shares of Deferred Stock upon service alone, such vesting may not occur before three (3) years from the Date of Grant of such shares of Deferred Stock, and if the Board conditions the nonforfeitability of shares of Deferred Stock on Management Objectives, such nonforfeitability may not occur before one (1) year from the Date of Grant of such shares of Deferred Stock.

(d) During the Deferral Period, the Participant shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Deferred Stock and shall have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such shares of Deferred Stock on either a deferred or contingent basis, either in cash or in additional Common Stock; provided, however, that with respect to any shares of Deferred Stock the delivery of which is conditioned upon the achievement of Management Objectives, any dividend equivalents shall be paid on a deferred or contingent basis, subject to achievement of said Management Objectives and to reduction, if the number of underlying Deferred Shares is reduced as a consequence of the level of achievement of said objectives. In the event that, pursuant to such a formula incorporating Management Objectives, the numbers of shares of Stock to be delivered upon the realization of such Management Objectives shall be increased, no dividends shall be paid or deferred with respect to said increased number prior to such delivery.

(e) Each grant or sale of Deferred Stock shall be evidenced by an agreement, which may take the form of an election agreement (with respect to grants made as a consequence of the Participant’s election), executed on behalf of the Company by any officer and by the Participant, and shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

(f) Any grant or sale of Deferred Stock may permit the Participant to elect that the distribution of said stock shall occur upon a date or event specified by the Participant prior to the grant at such time and manner as specified by the Board, and may further be made as a consequence of an election provided to the Participant to convert an anticipated economic benefit of another type into Deferred Stock.

8. Performance Stock and Performance Units.  The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Performance Stock and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant shall specify the number of shares of Performance Stock or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each share of Performance Stock or Performance Unit shall be such period of time (not less than one (1) year (subject to Section 25 below)), commencing with the Date of Grant as shall be determined by the Board at the time of grant which may be subject to earlier lapse or other modification in the event of a Change in Control or in the event of Retirement, Disability or death of the Participant.

(c) Any grant of Performance Stock or Performance Units shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Performance Stock or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives, and may provide for an increase in the number of shares of Performance Stock or Performance Units provided for in the grant in the event that performance exceeds the specified Management Objectives, according to a specified formula and subject to a maximum number. The grant of Performance Stock or Performance Units shall specify that, before the Performance Stock or Performance Units shall be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d) Each grant shall specify the time and manner of payment of shares of Performance Stock or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e) Any grant of Performance Stock may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Board may, at or after the Date of Grant of Performance Stock, provide for the payment of dividend equivalents to the holder thereof on either a deferred or contingent basis, either in cash or in additional shares of Common Stock. Dividend equivalents shall not be paid until Performance Stock or Performance Units have been earned, and shall be reduced in the event that the number of underlying shares of Performance Stock or Performance Units is reduced based on the level of achievement of said objectives, but shall not be increased in the event that performance exceeds said objectives.

(g) Each grant of Performance Stock or Performance Units shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant, which agreement shall state that such shares of Performance Stock or Performance Units are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

9. Awards to Nonemployee Directors.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Nonemployee Directors of Option Rights and may also authorize the grant or sale of Restricted Stock or Deferred Stock to Nonemployee Directors.

(a) Each grant of Option Rights awarded pursuant to this Section 9 shall be upon terms and conditions consistent with Section 5 of this Plan and shall be evidenced by an agreement in such form as shall be approved by the Board. Each grant shall specify an Option Price per share, which shall not be less than the Fair Market Value per share on the Date of Grant. Each such Option Right granted under the Plan shall expire not more than ten (10) years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Unless otherwise determined by the Board, such Option Rights shall be subject to the following additional terms and conditions:

(i) Each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(ii) Each such Option Right shall become exercisable six (6) months after the Date of Grant. Such grant may provide for the earlier exercise of such Option Rights in the event of a Change in Control or in the event of Retirement, Disability or death of the Nonemployee Director.

(iii) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of Retirement, Disability, or death, the then outstanding Option Rights of such holder may be exercised to the extent that they would be exercisable on the date of such termination until the date that is one (1) year after the date of such termination, but in no event after the expiration date of such Option Rights.

(iv) In the event of the Retirement, Disability, or death of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder may be exercised at any time within one (1) year after such Retirement Disability, death, or, but in no event after the expiration date of the term of such Option Rights.

(v) If a Nonemployee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

(vi) Option Rights may be exercised by a Nonemployee Director only upon payment to the Company in full of the Option Price of the shares of Common Stock to be delivered. Such payment shall be made in cash or in shares of Common Stock then owned by the Optionee for at least six (6) months, or in a combination of cash and such shares of Common Stock.

(b) Each grant or sale of Restricted Stock pursuant to this Section 9 shall be upon terms and conditions consistent with Section 6 of this Plan.

(c) Each grant or sale of Deferred Stock pursuant to this Section 9 shall be upon terms and conditions consistent with Section 7 of this Plan.

10. Transferability.

(a) Except as otherwise determined by the Board, no Option Right or other derivative security granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. In no event may any award granted under the Plan be transferred in exchange for consideration. Except as otherwise determined by the Board, Option Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative, acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights, upon the termination of the Deferral Period applicable to Deferred Stock or upon payment under any grant of Performance Stock or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions on transfer.

11. Adjustments.  The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Deferred Stock, Performance Stock and Performance Units granted hereunder, in the Option Price, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction, equity restructuring, or other event having an effect similar to any of the foregoing. Similar adjustments shall be made automatically, without Board action, on a purely mathematical basis in the event of a stock dividend or stock split. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right with an Option Price greater than the consideration offered in connection with any such termination or event or Change in Control, the Board may in its sole discretion elect to cancel such Option Right without any payment to the person holding such Option Right. The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to qualify.

12. Change in Control.  For purposes of this Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant or award made under the Plan, a “Change in Control” shall mean the occurrence during the term of any of the following events, subject to the provisions of Section 12(e) hereof:

(a) the Company merges into itself, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former shareholders of the Company immediately prior to such transaction; or

(b) all or substantially all the assets accounted for on the consolidated balance sheet of the Company are sold or transferred to one or more entities or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former shareholders of the Company immediately prior to such transaction or series of transactions; or

(c) a person, within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the Effective Date of this Plan) of the Exchange Act becomes the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) of (i) 15% or more but less than 35% of the voting power of the then-outstanding voting securities of the Company without prior approval of the Board, or (ii) 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing does not apply to any such acquisition that is made by (w) any Subsidiary; (x) any employee benefit plan of the Company or any Subsidiary; or (y) any person or group of which employees of the Company or of any Subsidiary control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition;” or (z) any person or group of which the Company is an affiliate; or

(d) a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on the Effective Date of this Plan or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(e) Notwithstanding the foregoing provisions of this Section (12), unless otherwise determined in a specific case by the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section (12)(c) solely because (X) the Company, (Y) a Subsidiary, or (Z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

13. Deferrals.  In accordance with rules and procedures established by the Committee, the Committee (i) may permit a Participant at or after the time of grant to defer receipt of payment or settlement of some or all of an award to one or more dates elected by the Participant, subsequent to the date on which such award is payable or otherwise to be settled, or (ii) may require at or after the time of grant that the portion of an award in excess of an amount specified by the Committee be mandatorily deferred until one or more dates specified by the Committee under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. Amounts deferred in accordance with the preceding sentence shall be noted in a bookkeeping account maintained by the Company for this purpose and may periodically be credited with notional interest or earnings in accordance with procedures established by the Committee from time to time. Deferred amounts shall be paid in cash, shares of Common Stock or other property, as determined by the Committee at or after the time of deferral, on the date or dates elected by the Participant or, in the case of amounts which are mandatorily deferred, on the date or dates specified by the Committee. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferred amounts. All elective deferrals permitted pursuant to this Section 13 shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

14. Fractional Shares.  The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

15. Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Company may allow the Participant to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld, or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Fair Market Value of such shares of Common Stock on the date the benefit is to be included in Participant’s income. In no event shall any consideration, including the Fair Market Value of the shares of Common Stock to be withheld and delivered pursuant to this Section 15 to satisfy applicable withholding taxes in connection with the benefit, exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

16. Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

17. Administration of the Plan.

(a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Committee (or subcommittee thereof). A majority of the Committee (or subcommittee) shall constitute a quorum, and the action of the members of the Committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to the Committee or subcommittee.

(b) The Board or, to the extent of any delegation as provided in Section 17(a), the Committee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the Committee or such person may have under the Plan. The Board or the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Board or the Committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board or the Committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

(c) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Restricted Stock, Deferred Stock, Performance Stock or Performance Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. The Board shall be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Company or from the financial, accounting, legal or other advisers of the Company. Each member of the Board, each individual to whom the Board delegates authority hereunder, each individual designated by the Board to administer the Plan and each other person acting at the direction of or on behalf of the Board shall not be liable for any determination or anything done or omitted to be done by him or by any other member of the Board or the Committee or any other such individual in connection with the Plan, except for his own willful misconduct or as expressly provided by statute, and, to the extent permitted by law and the bylaws of the Company, shall be fully indemnified and protected by the Company with respect to such determination, act or omission.

18. Amendments, Etc.

(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding grants of Option Rights may not be amended to reduce the Option Price of outstanding Option Rights, or cancel outstanding Option Rights in exchange for cash, other awards or Option Rights with an Option Price that is less than the Option Price of the original Option Rights without shareholder approval.

(c) Subject to Section 18(b) hereof, the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, but subject to Section 11 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

20. General Provisions.

(a) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(b) If permitted by Section 409A of the Code and Section 162(m) of the Code in the case of any award or portion of an award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code, in case of termination of employment by reason of Retirement, Disability, or death, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Stock as to which the Deferral Period has not been completed, or any Performance Stock or Performance Units which have not been fully earned, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 10(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Deferral Period will end or the time at which such Performance Stock or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(c) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(d) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

(e) Payments received by a Participant under any award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Board.

21. Unfunded Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of trust or other arrangements to meet the obligations created under the Plan to deliver stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Board otherwise determines with the consent of the affected Participant the existence of such trust or other arrangement must be consistent with the “unfunded” status of the Plan for federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974.

22. Effective Date.  This Plan shall be effective when adopted by the Board (the “Effective Date”); provided, however, that the effectiveness of this Plan, the exercisability of Option Rights under this Plan is conditioned on its approval by the shareholders of the Company at a meeting duly held in accordance with Georgia law within twelve (12) months after the date this Plan is adopted by the Board. All awards under this Plan shall be null and void if the Plan is not approved by the shareholders within such 12-month period. Subject to such limitation, the Board may grant Option Rights under the Plan at any time after the Effective Date of the Plan and before the date fixed herein for termination of the Plan.

23. Governing Law.  The Plan and all grants and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to the principles of conflict of laws.

24. Termination.  No grant shall be made under this Plan more than ten (10) years after the date on which this amended and restated Plan is approved by the shareholders of the Company at their annual meeting on June 5, 2009, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

25. Exclusion from Certain Restrictions.  Notwithstanding anything in this Plan to the contrary, not more than ten percent (10%) of the shares of Common Stock in the aggregate available under this Plan may be subject to awards as follows:

(a) in the case of grants of Restricted Stock, which do not meet the requirements of the last sentence of Section 6(c) or to which the Board may accelerate or waive any restrictions imposed under Section 6(c);

(b) in the case of grants of Deferred Stock, which do not meet the requirements of the last sentence of Section 7(c); or

(c) in the case of Performance Stock and Performance Units, which do not meet the requirements of Section 8(b).

26. Recoupment.  In the event the Board has reliable evidence of knowing misconduct by a Participant that resulted in the incorrect overstatement of the Company’s earnings or other financial measurements which were taken into consideration with respect to Management Objectives, and the Participant either received an award of Option Rights, Restricted Stock, Deferred Stock, Performance Stock or Performance Units pursuant to this Plan or such awards vested or became nonforfeitable as a result of such overstatement, the Board shall require that the Participant reimburse the Company or forfeit, as applicable, the full amount of any awards granted pursuant to this Plan that resulted from such overstatement. This provision shall not apply to any awards granted pursuant to this Plan prior to February 4, 2008. The remedy specified in this paragraph 26 shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of April 1, 2009.

By:	/s/ R. Steve Kinsey
Name: R. Steve Kinsey

Title:	Executive Vice President &
Chief Financial Officer

ANNEX B

FLOWERS FOODS, INC.
ANNUAL EXECUTIVE BONUS PLAN

THIS ANNUAL EXECUTIVE BONUS PLAN (the “Plan”) is entered into by Flowers Foods, Inc. (the “Company”), a Georgia corporation, for the purpose of providing annual cash incentive bonuses to certain designated executives in order to encourage and reward their efforts toward the growth and economic success of the Company. The terms of the Plan are as follows, effective with respect to bonuses awarded for periods commencing on or after April 1, 2009.

1. Participants.  The participants in this Plan shall be those key executive employees of the Company or any subsidiary of the Company who have been designated as participants with respect to a fiscal year of the Company by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (each a “Participant”).

2. Calculation of Bonus.  Each Participant is eligible to receive a bonus (a “Bonus”), payable in cash, which is a percentage of such Participant’s Base Compensation for the Plan Year. A “Plan Year” means the fiscal year of the Company. The amount of the Bonus shall be determined by applying a formula (“Bonus Formula”), which shall be determined by the Committee and established in writing no later than ninety (90) days after the commencement of the Plan Year for which the Bonus is calculated. The Bonus formula shall be based on the achievement of certain specified levels of, or growth in, one or more of the following criteria, determined either as an absolute number or in comparison to the performance of specified companies or indices:

1.  cash flow;

2.  earnings per share;

3.  earnings before interest, taxes, depreciation and amortization;

4.  earnings before interest and taxes;

5.  net income;

6.  return on assets;

7.  return on assets employed;

8.  return on equity;

9.  return on invested capital;

10. return on total capital;

11. revenue;

12. stock price;

13. total return to shareholders;

14. economic value added;

15. operating profit;

16. weighted average cost of capital; or

any combination of the foregoing (the “Management Objective”). Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Committee shall certify the level of achievement of Management Objectives before payment of a Bonus is made.

The Bonus Formula shall result in a percentage or range of percentages of a Participant’s Base Compensation for the Plan Year. In no event, however, shall the Bonus paid to any Participant for a Plan Year exceed $3,000,000.

3. Payment of Bonus.  After certification by the Committee of the achievement of Management Objectives, the Bonus shall be paid to all Participants no later than the 15th day of the third month following the end of the Plan Year, in cash, unless the Participant has made a valid election to defer said Bonus pursuant to the terms of any applicable deferred compensation plan maintained by the Company. Payment shall be made from the Company’s general assets; no trust fund shall be established for purposes of funding said payments. The Bonus may not be assigned, transferred, mortgaged or hypothecated prior to actual receipt, except for any assignment to secure a debt to the Company itself, and any such attempt will be null and void.

4. Termination of Employment Prior to Year End; Change of Control.  The Bonus will not be paid for a Participant who voluntarily terminates employment, or whose employment is terminated by the Company, prior to the end of the Plan Year; provided, however, that a pro rata Bonus will nonetheless be paid if termination is (i) a consequence of the Participant’s death, disability (as determined by the Committee) or retirement pursuant to The Flowers Foods, Inc. Retirement Plan No. 1 or The Flowers Foods, Inc. 401(k) Retirement Savings Plan, or (ii) follows a Change of Control as discussed below. Said prorated Bonus will be calculated by inserting the actual amount of Base Compensation received by the Participant during the Plan Year in which termination occurs in the Bonus Formula. The prorated Bonus shall be calculated based upon the actual achievement of the relevant Management Objectives for the entire Plan Year.

In the event of a Change of Control of the Company, as said phrase is defined in Section 12 of the Company’s 2001 Equity Performance Incentive Plan (as the same exists on April 1, 2009), any Bonus for the Plan Year (or portion thereof during which a Participant remains employed, if applicable) in which said Change of Control occurs will be paid to the Participant regardless of whether he remains employed by the Company on the last day of said Plan Year, subject to any continuation of employment agreement which may exist between the Company and the Participant. This provision of the Plan may not be amended during the Plan Year in which a Change of Control occurs. The authority to amend the definition of Change of Control provided for in said Section 12 shall be exercised, for purposes of this Plan only, by the Compensation Committee.

5. Administration.  This Plan shall be administered by the Committee. Said Committee shall have the authority to interpret the provisions of this Plan, direct the calculation and payment of Bonuses in accordance with the terms hereof, and make final decisions with respect to the entitlement of any Participant to a Bonus. Notwithstanding the foregoing, the Committee shall have no discretion to change the elements of the Bonus Formula during the Plan Year in question, nor to amend the Management Objectives without the approval of the Company’s shareholders. The Committee’s actions may be reflected in the minutes of its meetings.

6. Payment Upon Death.  In the event that the Participant dies before payment of his Bonus, said amount shall be paid to his estate.

7. Qualification as Performance-Based Compensation.  It is intended that Bonuses paid pursuant to this Plan will constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

8. Shareholder Approval; Duration.  Commencing with the Company’s 2010 fiscal year, this Plan is subject to the approval of a majority of the Company’s shareholders present and entitled to vote at a duly constituted meeting thereof. In the absence of such approval for the 2010 and subsequent fiscal years, no Bonuses may be paid under this Plan. This Plan shall continue indefinitely; provided, however, that the Board of Directors of the Company may terminate this Plan at any time on a prospective basis, and may provide that proportionate Bonuses will be paid for the Plan Year during which termination occurs.

9. Amendment.  The Compensation Committee may amend the Plan at any time. To the extent that any amendment to the Plan would require shareholder approval in order for Bonuses paid thereunder to continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, such amendment shall not be effective until shareholder approval is received. To the extent that any amendment of the Plan is retroactive or affects Bonuses to be paid for the Plan Year in which adopted, and would reduce the amount of any Bonus, and unless said amendment is necessary for purposes of complying with the provisions of said Section 162(m), the consent of a Participant shall be required with respect to the effect of the amendment on his own Bonus.

10. Recoupment.  In the event the Committee has reliable evidence of knowing misconduct by an Executive Participant that resulted in the incorrect overstatement of the Company’s earnings or other financial measurements which were taken into consideration with respect to Management Objectives, and the Executive Participant received a Bonus pursuant to this Plan as a result of such overstatement, the Committee shall require that the Executive Participant reimburse the Company or forfeit, as applicable, the full amount of any Bonuses paid pursuant to this Plan that resulted from such overstatement. For the purposes of this paragraph 10, “Executive Participant” shall mean any Participant who has also received an award at any time pursuant to the terms of the Company’s 2001 Equity and Performance Incentive Plan, as amended and restated. This provision shall not apply to any Bonuses paid pursuant to this Plan for measurement periods prior to 2008. The remedy specified in this paragraph 10 shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

11. Miscellaneous.   This Plan shall be interpreted according to the laws of the State of Georgia. Any reference herein to the singular shall be deemed to include the plural where appropriate.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the day and year first above referenced.

By:	/s/ R. Steve Kinsey
Name:     R. Steve Kinsey

Title:	Executive Vice President & Chief
Financial Officer

[Form of Paper Proxy — Front]
FLOWERS FOODS, INC.
Dear Shareholder,
     Please take note of the important information enclosed with this proxy. Your vote is important, and we encourage you to exercise your right to vote your shares. Please mark the boxes on the reverse side of this proxy card to indicate your vote. Then sign the card and return it in the enclosed postage-paid envelope, or follow the instructions on the reverse side of this proxy card for Internet or telephone voting. Your vote must be received prior to the annual meeting of shareholders on June 5, 2009.
     If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Mercer Trust Company, the trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common stock allocated to your account. Any unvoted or unallocated shares will be voted by the trustee in the same proportion on each proposal as the trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the trustee receives voting directions from the 401(k) plan participants. The number of shares you are eligible to vote is based on your balance in the 401(k) plan on April 3, 2009, the record date for the annual meeting. Because all of the shares in the 401(k) plan are registered in the name of Mercer Trust Company, as trustee, you will not be able to vote your shares in the 401(k) plan in person at the annual meeting on June 5, 2009.
     If you own stock directly in your own name as well as in the 401(k) plan, separate share totals are indicated on the reverse side of this voting instruction form. If you own stock indirectly through a bank or broker, as well as in the 401(k) plan, you will receive a separate voting instruction form from the bank or broker.
Thank you.
Flowers Foods, Inc.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com
FLOWERS FOODS, INC.
1919 Flowers Circle
Thomasville, Georgia 31757
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2009
     The undersigned hereby appoints George E. Deese, R. Steve Kinsey and Stephen R. Avera as proxies, with power to act without the other, and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Flowers Foods, Inc. held of record on April 3, 2009 by the undersigned at the annual meeting of shareholders to be held on June 5, 2009, and at any adjournment or postponement thereof. The above-named proxies of the undersigned are authorized to vote, in their discretion, upon such other matters as may properly come before the annual meeting and any adjournment or postponement thereof.
     If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Mercer Trust Company, the trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to your account. This proxy card also acts as a voting instruction form to provide voting directions to the trustee.
     The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on the reverse side and are authorized to vote, in their discretion, on any other business that may properly come before the Annual Meeting.
     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE. IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED ON THE REVERSE SIDE, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

     PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY IN THE RETURN ENVELOPE PROVIDED.

[Form of Paper Proxy — Back]
FLOWERS FOODS, INC.
ATTN: SHAREHOLDER RELATIONS DEPT.
1919 Flowers Circle
Thomasville, GA 31757
VOTE BY INTERNET — www.proxyvote.com
     Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2009 (June 3, 2009 for 401(k) plan participants). Have your proxy card in hand when you access the web site. You will be prompted to enter the 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
     If you would like to reduce the costs incurred by Flowers Foods, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
     Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2009 (June 3, 2009 for 401(k) plan participants). Have your proxy card in hand when you call. You will be prompted to enter the 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL
     Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Flowers Foods, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
FLOWERS FOODS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR-NOMINEES:
1.    Election of Directors
Director-nominees proposed for election in Class II to serve until 2012:
01)    Joe E. Beverly, 02) Amos R. McMullian 03) J.V. Shields, Jr.

☐	FOR ALL	☐	WITHHOLD ALL	☐	WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR-NOMINEE

(Write number(s) of director-nominee(s) on the line below)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:
2.    To approve the 2001 Equity and Performance Incentive Plan, as amended and restated as of April 1, 2009

☐ FOR	☐ AGAINST	☐ ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:
3.    To approve the Annual Executive Bonus Plan

☐ FOR	☐ AGAINST	☐ ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:
4.   To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the 2009 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN
Please date this proxy and sign it exactly as your name or names appear on your stock certificates or on a label affixed hereto. When shares are held jointly, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. If shares are held by a corporation, please sign in full the corporate name by its president or other authorized officer. If shares are held by a partnership, please sign in the partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date